Exhibit 2.2

EXECUTION VERSION

SEPARATION, DISTRIBUTION AND SALE AGREEMENT

dated as of

May 20, 2018

among

GENERAL ELECTRIC COMPANY,

TRANSPORTATION SYSTEMS HOLDINGS INC.,

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

and

WABTEC US RAIL, INC.

i

ii

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of IP Cross License Agreement
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Tax Matters Agreement
Exhibit F	Form of R&D Agreement
Exhibit G	Form of India R&D Agreement
Exhibit H	Co-Location Term Sheet
Exhibit I	Digital Term Sheet

ANNEXES

Annex A	Tiger Assets
Annex B	Excluded Assets
Annex C	Tiger Liabilities
Annex D	Excluded Liabilities

iii

SEPARATION, DISTRIBUTION AND SALE AGREEMENT

SEPARATION, DISTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of May 20, 2018, is entered into by and among General Electric Company, a New York corporation (the “Company”), Transportation Systems Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“SpinCo”), Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Parent”), and Wabtec US Rail, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Direct Sale Purchaser”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company (together with any duly authorized committee thereof, the “Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate (the “Separation”) the Tiger Business from the remaining businesses of the Company and its Subsidiaries;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, SpinCo, Parent and Wabtec US Rail Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and, in connection with the Merger, SpinCo Common Stock will be converted into the right to receive shares of common stock of Parent, par value $0.01 per share, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and to effect the Separation and the Merger, the Company desires to reorganize the Tiger Business so that, other than with respect to the Direct Sale Assets and Direct Sale Liabilities, it is conducted through SpinCo and its Subsidiaries;

WHEREAS, prior to the Distribution Effective Time, the Company desires to sell the Direct Sale Assets to Direct Sale Purchaser, and to assign to Direct Sale Purchaser all Direct Sale Liabilities, and Direct Sale Purchaser desires to receive the Direct Sale Assets and assume the Direct Sale Liabilities (the “Direct Sale”);

WHEREAS, the Company, Parent and Direct Sale Purchaser intend that, for U.S. federal income tax purposes, the Direct Sale will be treated as a taxable purchase and sale of the Direct Sale Assets;

WHEREAS, in connection with the reorganization of the Tiger Business, the Company desires to assign, transfer, convey and deliver (“Transfer”), or cause the other members of the Company Group to Transfer, to the SpinCo Group all SpinCo Assets, and to assign, or cause the other members of the Company Group to assign, to members of the SpinCo Group all SpinCo Liabilities, and the members of the SpinCo Group desire to receive such SpinCo Assets and assume such SpinCo Liabilities;

WHEREAS, to implement the Separation, following the Internal Reorganization, the Direct Sale and the SpinCo Transfer, and upon the terms and conditions set forth in this

Agreement and subject to Section 8.07(f) of the Merger Agreement, the Board has determined to either (a) distribute, without consideration, a number of shares of SpinCo Common Stock, as determined by the Board but in no event constituting less than the Distribution Share Minimum or more than the Distribution Share Maximum. to the Company’s stockholders by way of a pro rata dividend (the “One-Step Spin-Off”) or (b) consummate an offer to exchange a number of shares of SpinCo Common Stock as determined by the Board (but no more than the Distribution Share Maximum) for currently outstanding shares of Company Common Stock (the “Exchange Offer”) and, in the event that the number of shares of SpinCo Common Stock for which the Company’s stockholders subscribe in the Exchange Offer is less than the Distribution Share Minimum the Company shall (and in the event the Company’s stockholders subscribe for more than the Distribution Share Minimum but less than the Distribution Share Maximum, the Company may), distribute on the Distribution Date immediately following the consummation of the Exchange Offer, without consideration and pro rata to holders of Company Common Stock, a number of shares of SpinCo Common Stock determined by the Board so that, following such distribution (and taking into account the Exchange Offer), a number of shares of SpinCo Common Stock not less than the Distribution Share Minimum nor more than the Distribution Share Maximum shall have been distributed (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by the Company of SpinCo Common Stock as set forth above to the Company stockholders, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off, if necessary), is referred to as the “Distribution”;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time, the Internal Reorganization, the SpinCo Transfer, the Direct Sale and the Distribution shall have been completed;

WHEREAS, the Company and SpinCo intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the SpinCo Transfer and the Distribution will be treated as contemplated by the Tax Matters Agreement and, accordingly, that (a) the SpinCo Transfer and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of the Company and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (b) the Distribution, as such, qualifies as (i) a distribution of SpinCo Common Stock to the Company’s stockholders pursuant to Section 355(a) of the Code and (ii) a “qualified stock disposition” within the meaning of Treasury Regulations Section 1.336-1(b)(6) by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(ii), such that an election under Section 336(e) of the Code shall be made with respect to the Distribution; and

WHEREAS, Section 355(e) of the Code is intended to apply to the Distribution by reason of the “acquisition” (within the meaning of Section 355(e) of the Code) of a number of the Company’s Parent Shares as part of a plan (or series of related transactions) as described in Section 355(e) of the Code that includes the Distribution (taken together with the Merger).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01.    General. (a) As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means the accounting policies, principles, practices and methodologies set forth on Schedule 1.01(a).

“Action” has the meaning set forth in the Merger Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Ancillary Agreement” means each of the Employee Matters Agreement, the IP Cross License Agreement, the Trademark License Agreement, the Tax Matters Agreement, the Shareholders Agreement, the R&D Agreement, the India R&D Agreement and the Transition Services Agreement.

“Applicable Law” has the meaning set forth in the Merger Agreement.

“Assets” means all assets, properties, rights, licenses, Permits, Contracts, Intellectual Property Rights, Software, Data, Technology and causes of action of every kind and description, wherever located, real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise.

“Available Insurance Policies” means the Insurance Policies listed on Schedule 2.08.

“Business Day” has the meaning set forth in the Merger Agreement.

“Closing” has the meaning set forth in the Merger Agreement.

“Code” has the meaning set forth in the Merger Agreement.

“Company Business” means (i) those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) as conducted at any time prior to the Distribution Effective Time by the Company or any of its Subsidiaries, other than the Tiger Business and (ii) those entities or businesses acquired or established by or for any member of the Company Group after the Distribution Effective Time.

“Company Common Stock” has the meaning set forth in the Merger Agreement.

“Company Data/Technology” means all Technology and Data that is owned, licensed or used by any member of the Company Group or Tiger Group or any of their respective Affiliates (other than the Tiger Data/Technology and Technology rights under the Contracts constituting a Tiger Asset), including that Technology and Data set forth on Annex B-10 and those internet protocol addresses allocated to or used by any member of the Company Group or Tiger Group or any of their respective Affiliates as of the Distribution Date.

“Company Designees” shall mean any and all Persons that are designated by the Company and that will be members of the Company Group as of immediately following the Distribution Effective Time.

“Company Group” means (i) prior to the Distribution Effective Time, the Company and each Person that will be a Subsidiary of the Company immediately following the Distribution Effective Time and (ii) from and after the Distribution Effective Time, the Company and each Person that is then a Subsidiary of the Company.

“Company Indemnitees” means the Company and its Affiliates and its and their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of the foregoing.

“Company Intellectual Property” means all Intellectual Property Rights that are owned, licensed or used by any member of the Company Group or Tiger Group or any of their respective Affiliates (other than the Tiger Intellectual Property and Intellectual Property Rights under the Contracts constituting Tiger Assets), including the Intellectual Property Rights set forth on Annex B-10.

“Company Names and Marks” means the names or marks owned, licensed or used by the Company, any member of the Company Group or any of their respective Affiliates, including names that use or contain “GENERAL ELECTRIC” (in block letters or otherwise), the General Electric monogram, “General Electric Company” and “GE,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words. For the avoidance of doubt, Company Names and Marks excludes all Trademarks included on Annex A-7.

“Company Software” means all Software that is owned, licensed or used by any member of the Company Group or Tiger Group or any of their respective Affiliates (other than the Tiger Software and Software rights under the Contracts constituting a Tiger Asset), including that Software set forth on Annex B-10.

“Company’s Parent Shares” has the meaning set forth in the form of Tax Matters Agreement set forth in Exhibit E.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Authority.

“Continuing Employee” has the meaning set forth in the Employee Matters Agreement.

“Contract” means any contract, subcontract, agreement, option, lease, license, cross license, binding sale or purchase order, commitment or other legally binding instrument, arrangement or understanding of any kind.

“Conveyance and Assumption Instruments” means, collectively, such instruments of Transfer or other Contracts, including related local asset transfer agreements or intellectual property assignment agreements, and other documents entered into prior to the Distribution Effective Time and as may be necessary to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

“Data” means all data and collections of data, whether machine readable or otherwise, including to the extent applicable the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including, for example, handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information. For the avoidance of doubt, Data excludes Software and Technology.

“Direct Sale Adjustment Amount” means, whether positive or negative, an amount equal to Final Direct Sale Closing Cash minus Final Direct Sale Closing Indebtedness.

“Direct Sale Assets” means the Tiger Assets listed or described on Schedule 2.01(a).

“Direct Sale Cash Amount” means, whether positive or negative, as of any time, the aggregate amount of cash and cash equivalents held by any Direct Sale Transferred Subsidiary (in each case other than Restricted Cash held by any Direct Sale Transferred Subsidiary), including the amount of any checks and drafts (i) received by any Direct Sale Transferred Subsidiary but not yet deposited and (ii) deposited for the account of any Direct Sale Transferred Subsidiary but not yet cleared as of immediately prior to the consummation of the Direct Sale (but only to the extent actually cleared thereafter); provided that the value of any cash and cash equivalents held in non-U.S. jurisdictions shall be determined in accordance with the Accounting Principles. As used herein, “drafts” shall include both written and electronic fund transfer orders. The Direct Sale Cash Amount will be reduced by an amount equal to any cut but uncashed checks as of immediately prior to the consummation of the Direct Sale (to the extent that such cut but uncashed checks are drawn from bank accounts that are included in the Direct Sale Assets or which obligations otherwise constitute Direct Sale Liabilities).

“Direct Sale Indebtedness” means, without duplication, any Indebtedness of any Direct Sale Transferred Subsidiary; provided that Direct Sale Indebtedness shall not include any Liabilities solely between Direct Sale Transferred Subsidiaries.

“Direct Sale Liabilities” means the Tiger Liabilities listed or described on Schedule 2.01(a).

“Direct Sale Transferred Subsidiary” means any Subsidiary of the Company the equity interest of which is Transferred in the Direct Sale to Direct Sale Purchaser.

“Disposed Tiger Business” means any business or line of business disposed of or discontinued, or any facility or other real property disposed of, by or on behalf of the Tiger Business prior to the Distribution Date, including under any Contract providing for the sale of any such business, line of business, facility or real property.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Effective Time” means the time established by the Board as the effective time of the Distribution on the Distribution Date.

“Distribution Share Maximum” has the meaning set forth in the Merger Agreement.

“Distribution Share Minimum” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into prior to the Distribution Effective Time by and among the Company, SpinCo, Parent and Direct Sale Purchaser in the form set forth as Exhibit A, which may be supplemented by such exhibits or schedules as may be agreed to by the parties.

“Employee Plans” has the meaning set forth in the Employee Matters Agreement.

“Environmental Laws” means any Applicable Law relating to protection of the environment or protection of human health and safety, including the use, handling, transportation, treatment, storage, disposal, discharge, Release or threat of Release of, or exposure to Hazardous Materials.

“Environmental Permit” means any Permit that is required under any Environmental Law to operate any aspect of the Tiger Business as of the date hereof.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Excess Factored Customer Receivables” means the excess, if any, of (i) the amount of Factored Customer Receivables over (ii) the lesser of (A) $180,000,000 and (B) (1) 60%, multiplied by (2) the Gross Customer Receivables.

“Exchange Agent” has the meaning set forth in the Merger Agreement.

“Excluded Assets” means any and all of the following Assets that are owned, used or held, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries:

(i)	subject to Section 2.07, cash and cash equivalents, other than cash and cash equivalents counted in determining the Final Direct Sale Closing Cash and Restricted Cash held by any member of the Tiger Group as of the Distribution Effective Time;

(ii)	all rights to the Company Names and Marks, together with any Contracts granting rights to use the same;

(iii)	except as set forth on Annex A-1 or Annex A-2, all of the Company Group’s or Tiger Group’s right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv)	other than any loans or advances between or among the Company and its Subsidiaries on behalf of the Tiger Business (and not any Company Business), all loans or advances among the Company and any of its Subsidiaries (including, for the avoidance of doubt, advances made in connection with the Trade Payables Program);

(v)	any work papers of the Company’s auditors and any other Tax records (including accounting records) of any member of the Company Group (subject to Section 6.01), provided, however, that SpinCo shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent solely related to the Tiger Business, SpinCo or any Direct Sale Transferred Subsidiary;

(vi)	the Employee Plans, except to the extent expressly Transferred to, or retained by, the Tiger Group in the Employee Matters Agreement;

(vii)	without limiting SpinCo’s rights expressly provided under Section 2.08, all Insurance Policies of the Company or any of its Subsidiaries, and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(viii)	for the avoidance of doubt, any Assets held on the date hereof, or acquired after the date hereof, and sold or otherwise disposed of prior to the Distribution Effective Time;

(ix)	all rights, claims, causes of action (including counterclaims and rights of set-off) and defenses against Third Parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and Privileged Information relating thereto;

(x)	except as expressly contemplated pursuant to the Ancillary Agreements, all Company Intellectual Property, Company Software and Company Data/Technology;

(xi)	all Assets expressly retained by or Transferred to the Company Group pursuant to the Employee Matters Agreement;

(xii)	any Permits, including Environmental Permits, held by any member of the Company Group that are not Related to the Business;

(xiii)	all interests of any member of the Company Group under the Transaction Agreements and the Confidentiality Agreement;

(xiv)	all personnel and employment records for employees and former employees of any member of the Company Group or the Tiger Group who are not Continuing Employees, except to the extent necessary for the Tiger Group to meet its obligations pursuant to this Agreement or the Employee Matters Agreement;

(xv)	any other Assets of any member of the Company Group or the Tiger Group to the extent not Related to the Business, except (x) Tiger Intellectual Property, Tiger Software and Tiger Data/Technology and (y) Assets expressly to be retained by or Transferred to the Tiger Group pursuant to the Employee Matters Agreement;

(xvi)	other than (A) any accounts receivable exclusively between or among the Company and its Subsidiaries on behalf of the Tiger Business (and not any Company Business) and (B) any Surviving Intercompany Accounts, any intercompany accounts receivable owing from the Company or any of its Affiliates;

(xvii)	(A) all corporate minute books (and other similar corporate records) and stock records of any member of the Company Group, (B) any books and records relating to the Excluded Assets, (C) any books and records or other materials of or in the possession of any member of the Company Group or the Tiger Group that (x) any of the members of the Company Group are required by Applicable Law to retain, (y) any of the members of the Company Group reasonably believes are necessary to enable the Company Group to prepare and/or file Tax Returns, or (z) any member of the Company Group is prohibited by Applicable Law from delivering to the Tiger Group or Parent (including by Transfer of equity of any member of the Tiger Group), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that any member of the Company Group is prohibited by Applicable Law from delivering to the Tiger Group or Parent (including by Transfer of equity of any member of the Tiger Group) or (D) any copies of any books and records that any member of the Company Group retains pursuant to Section 6.05;

(xviii)

(A) all records and reports prepared or received by the Company or any of its Subsidiaries in connection with the disposition of the Tiger Business or the transactions contemplated hereby, including all analyses relating to the Tiger Business or Parent so prepared or received, (B) all confidentiality agreements with prospective purchasers of the Tiger Business or any portion thereof (other than to the extent set forth in clause (xv) of the definition of “Tiger Assets”), and all bids and expressions of interest received from Third Parties with respect to the Tiger Business, and (C) all Privileged materials, documents and records that are not Related to the Business;

(xix)	the Factored Customer Receivables; and

(xx)	the Assets listed on Annex B-20.

“Excluded Liabilities” means all Liabilities of the Company and its Subsidiaries to the extent arising from or related to the Excluded Assets or the Company Business. Without limiting the generality of the forgoing, the Excluded Liabilities shall include the following Liabilities:

(i)	any Liability to the extent relating to any Excluded Asset;

(ii)	any Liability expressly retained by, or Transferred to, the Company Group pursuant to the Employee Matters Agreement or the Tax Matters Agreement;

(iii)	other than (A) intercompany accounts payable exclusively between or among the Company and its Subsidiaries on behalf of the Tiger Business (and not any Company Business) and (B) Surviving Intercompany Accounts, any Liability for any intercompany accounts payable to the Company or any of its Affiliates, which intercompany accounts payable shall (subject to the foregoing exceptions) be extinguished at Closing;

(iv)	all Liabilities, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by members of the Company Group or, to the extent the relevant engagement was entered into prior to the Closing, members of the Tiger Group in connection with the transactions contemplated by this Agreement or the Transaction Agreements (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Ancillary Agreement);

(v)	all Liabilities to the extent relating to:

(A)	the conduct and operation of the Company Business (including, to the extent relating to the Company Business, any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Company Group (whether or not such act or failure to act is or was within such Person’s authority)); or

(B)	any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of the Company Business with respect to its products or services, whether prior to, at or after the Distribution Effective Time;

(vi)	all Liabilities to the extent arising under the allocated portion of any Shared Contract that is assigned to a member of the Company Group in accordance with Section 2.05(c);

(vii)	all Liabilities of any member of the Company Group under the Transaction Agreements; and

(viii)	all fines or penalties imposed by any Governmental Authority relating to the matter set forth on Annex D-8 to the extent relating to filings made by the Company prior to the Distribution Effective Time.

“Factored Customer Receivables” means any Gross Customer Receivables that as of the Distribution Effective Time have been sold to a third party, including any Factoring Entity, subject to a factoring agreement, as determined in a manner consistent with the historical accounting practices of the Tiger Business.

“Factoring Entity” means each of General Electric Working Capital Solutions, LLC, Working Capital Solutions Funding LLC and each other Person designated by the Company as a “Factoring Entity” following the date hereof.

“Financing” has the meaning set forth in the Merger Agreement.

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Gross Customer Receivables” means any amounts billed by the Tiger Business to customers for the sale and delivery of goods and services that have not yet been collected as of the Distribution Effective Time, as determined in a manner consistent with the historical accounting practices of the Tiger Business.

“Group” means (i) with respect to the Company, the Company Group and (ii) with respect to SpinCo, the Tiger Group, as the context requires.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, petroleum and petroleum by-products and distillates.

“Identified Shared Contracts” means the Shared Contracts (i) that are material to the Tiger Business and identified on a Schedule to be delivered by Parent to the Company within 60 days of the date hereof or (ii) with respect to which the parties mutually agree in good faith prior to the Distribution Effective Time to seek separation pursuant to Section 2.05(c).

“Indebtedness” means, without duplication, all principal, all accrued and unpaid interest thereon, premiums, penalties, costs incurred in connection with payment or prepayment (such as breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) obligations evidenced by mortgages, bonds, notes, debentures or other similar instruments or by letters of credit, solely to the extent drawn as of the relevant date of determination, (iii) obligations as lessee under leases that have been, or should have been, recorded as capital leases in accordance with GAAP (as in effect on the date hereof) and with respect to which the asset being leased is not available to the Tiger Business as of the Distribution Date, (iv) amounts owing as deferred purchase price of, or a contingent payment for, property, including any deferred acquisition purchase price (but excluding any such deferred purchase price or contingent payment in respect of property that is a Tiger Asset as of the Distribution Date or that would have been a Tiger Asset at the time such property was utilized or consumed) and (v) guarantees or other similar obligations (including so called keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any member of the Company Group of a type described in clauses (i) through (iv) above unless the Company agrees to indemnify the guarantor in respect thereof; provided that “Indebtedness” shall not include (x) the items set forth or described on Schedule 1.01(f) or (y) the Transferred Notes.

“Indemnifiable Losses” means any and all Liabilities, including damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder; provided, however, that in no event shall “Indemnifiable Losses” include (i) punitive damages, except to the extent awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third-Party Claim, or (ii) consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity unless (A) such damages were the reasonably foreseeable result of the action or omission giving rise to such damages or (B) such damages have been awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third-Party Claim.

“Indemnifying Party” means, with respect to any Direct Claim or Third-Party Claim, the party against whom indemnification is being sought pursuant to Article 5.

“Indemnitee” means, with respect to any Direct Claim or Third-Party Claim, the Company Indemnitee or SpinCo Indemnitee, as the case may be, that is seeking indemnification pursuant to Article 5.

“India R&D Agreement” means the Research & Development Agreement by and between John F. Welch Technology Center (A Division of GE India Industrial Pvt Ltd) and SpinCo, in the form set forth as Exhibit G.

“Insurance Policies” means all policies and programs of or agreements for insurance and interests in insurance pools and programs, in each case including self-insurance and insurance from Affiliates.

“Insurance Proceeds” means those monies (i) received by an insured from a Third Party insurance carrier or (ii) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

“Intellectual Property Rights” means all of the following intellectual property and similar rights, title or interest in or arising under the laws of the U.S. or any other jurisdiction: (i) patents, patent applications and patent rights, including any reissue, reexamination, division, extension, provisional, continuation or continuation-in-part, (ii) copyrights, moral rights, mask works rights, database rights and design rights, in each case, other than such rights to Software and Data, whether or not registered, and registrations and applications thereof, and all rights therein provided by international treaties or conventions, (iii) Trademarks and (iv) Trade Secrets. For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property Rights excludes Software and Data.

“Intercompany Account” means any receivable, payable or loan between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the Tiger Business, on the other hand.

“Intercompany Agreement” means any Contract between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the Tiger Business, on the other hand, excluding, for the avoidance of doubt, any Contract to which any Third Party is a party.

“Internal Reorganization” means the allocation and Transfer of Assets and Liabilities in accordance with the terms of this Agreement and the Step Plan, including by means of the Conveyance and Assumption Instruments, resulting in (i) the SpinCo Group owning and being liable for, as the case may be, the SpinCo Assets and SpinCo Liabilities, and (ii) the Company Group owning and being liable for, as the case may be, the Excluded Assets and Excluded Liabilities (including by Transferring any such Excluded Assets or Excluded Liabilities held by a Direct Sale Transferred Subsidiary to a member of the Company Group) (clauses (i) and (ii), the “Agreed Allocation”).

“IP Cross License Agreement” means the Intellectual Property Cross License Agreement to be entered into prior to the Distribution Effective Time by and between the Company and SpinCo, in substantially the form set forth as Exhibit B.

“JV Interest” means the equity interests in the JVs held by the Company or any of its Subsidiaries.

“JVs” means, collectively, the entities listed on Annex A-14.

“Lender Related Parties” has the meaning set forth in the Merger Agreement.

“Liabilities” means any liability, debt, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, matured or unmatured or due or to become due and whether or not the same would be required by GAAP to be reflected in the financial statements or disclosed in the notes thereto) of every kind and description, including all costs and expenses related thereto.

“Merger Effective Time” means the effective time of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

“NYSE” means the New York Stock Exchange.

“Parent Commitment Letter” has the meaning set forth in the Merger Agreement.

“Parent Financing” has the meaning set forth in the Merger Agreement.

“Permit” means all permits, authorizations, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers and filings issued or required by any Governmental Authority under Applicable Law.

“Person” has the meaning set forth in the Merger Agreement.

“R&D Agreement” means the Research & Development Agreement by and between General Electric Company, acting through its GE Global Research Center, and SpinCo, in the form set forth as Exhibit F.

“Record Date” means the time and date to be determined by the Board as the record date for determining the holders of shares of Company Common Stock entitled to receive shares of SpinCo Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Record Holders” means holders of record of Company Common Stock on the Record Date.

“Registrable IP” means, to the extent owned by any member of the Company Group or Tiger Group, patents, patent applications, statutory invention registrations, registered Trademarks, registered service marks, copyright registrations and invention disclosures.

“Related to the Business” means (i) other than with respect to Intellectual Property Rights, Software, Technology and Data, used more than 80% in or arising, directly or indirectly, more than 80% out of or related more than 80% to the operation or conduct of the Tiger Business (as conducted by the Company Group and the Tiger Group and the JVs as of the Distribution Date) and (ii) with respect to Intellectual Property Rights, Software, Technology and Data, limited to Tiger Intellectual Property, Tiger Software and Tiger Data/Technology.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Material through the environment.

“Representatives” has the meaning set forth in the Merger Agreement.

“Restricted Cash” means, except as set forth on Schedule 1.01(b), cash that is classified as restricted cash in accordance with the Accounting Principles; provided that, with respect to the Tiger Group, any cash that would reasonably be expected to be used by or released to any member of the Tiger Group in connection with the Tiger Business in the 12 months immediately following the Distribution Effective Time shall not be considered “Restricted Cash” for purposes of calculating the SpinCo Cash Amount or the Direct Sale Cash Amount, as applicable, to the extent such used or released cash would not reasonably be expected to be replaced with cash that, based on the same restrictions, is classified as restricted cash in accordance with the Accounting Principles.

“SEC” has the meaning set forth in the Merger Agreement.

“Shared Contract” means any Contract entered into prior to the Distribution Effective Time to which the Company or any of its Subsidiaries is a party that relates to both (i) the Tiger Business and (ii) the Company Business.

“Shareholders Agreement” has the meaning set forth in the Merger Agreement.

“Software” means all (i) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, in each case (i)-(ii), excluding Data.

“SpinCo Adjustment Amount” means, whether positive or negative, an amount equal to (i) Final SpinCo Closing Cash minus (ii) Final SpinCo Closing Indebtedness minus (iii) Final Excess Factored Customer Receivables, if any.

“SpinCo Assets” means all Tiger Assets other than the Direct Sale Assets.

“SpinCo Cash Amount” means, whether positive or negative, as of any time, the aggregate amount of cash and cash equivalents held by the members of the SpinCo Group (in each case other than Restricted Cash held by any member of the SpinCo Group), including the amount of any checks and drafts (i) received by a member of the SpinCo Group but not yet deposited and (ii) deposited for the account of a member of the SpinCo Group but not yet cleared as of immediately prior to the Distribution Effective Time (but only to the extent actually cleared thereafter); provided that the value of any cash and cash equivalents held in non-U.S. jurisdictions shall be determined in accordance with the Accounting Principles. As used herein, “drafts” shall include both written and electronic fund transfer orders. The SpinCo Cash Amount will be reduced by an amount equal to any cut but uncashed checks as of immediately prior to the Distribution Effective Time (to the extent that such cut but uncashed checks are drawn from bank accounts that are included in the SpinCo Assets or which obligations otherwise constitute SpinCo Liabilities).

“SpinCo Common Stock” has the meaning set forth in the Merger Agreement.

“SpinCo Designees” means any and all Persons that are designated by SpinCo and that will be members of the SpinCo Group as of immediately following the Distribution Effective Time.

“SpinCo Group” means SpinCo and each Person that will be a Subsidiary of SpinCo immediately following the Distribution Effective Time.

“SpinCo Indebtedness” means, without duplication, Indebtedness of SpinCo or any member of the SpinCo Group; provided that SpinCo Indebtedness shall not include any Liabilities solely among the members of the SpinCo Group.

“SpinCo Indemnitees” means SpinCo and its Affiliates and its and their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of the foregoing.

“SpinCo Liabilities” means all Tiger Liabilities other than the Direct Sale Liabilities.

“SpinCo Registration Statement” has the meaning set forth in the Merger Agreement.

“SpinCo Transfer” means the contribution of the SpinCo Assets pursuant to Section 2.02 by the Company and other members of the Company Group to SpinCo in consideration for the issuance of the SpinCo Common Stock and the assumption of the SpinCo Liabilities pursuant to Section 2.02, in each case, in accordance with the requirements of this Agreement.

“Step Plan” means the step plan for the Internal Reorganization provided by the Company to Parent prior to the date hereof, as amended from time to time in accordance with Section 2.13.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Surviving Intercompany Account” means any Intercompany Account that (i) expressly arises pursuant to any Transaction Agreement, (ii) is a receivable or payable arising from purchases or sales of products or services in the ordinary course between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the Tiger Business, on the other hand (including payables under the Trade Payables Program), or (iii) is set forth on Schedule 1.01(c); provided that, for the avoidance of doubt, the Intercompany Accounts set forth on Schedule 1.01(d) shall not be Surviving Intercompany Accounts.

“Surviving Intercompany Agreement” means any Intercompany Agreement that (i) is a Transaction Agreement or (ii) is set forth on Schedule 1.01(e).

“Tax” or “Taxes” has the meaning set forth in the form of Tax Matters Agreement set forth in Exhibit E.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into prior to the Distribution Effective Time by and among the Company, SpinCo, Parent and Direct Sale Purchaser in the form set forth as Exhibit E, which may be supplemented by such exhibits or schedules as may be agreed to by the parties.

“Tax Proceeding” has the meaning set forth in the form of Tax Matters Agreement set forth in Exhibit E.

“Tax Return” has the meaning set forth in the form of Tax Matters Agreement set forth in Exhibit E.

“Tax-Free Status” has the meaning set forth in the form of Tax Matters Agreement set forth in Exhibit E.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software and Data.

“Third Party” means any Person other than the parties hereto or any of their respective Subsidiaries.

“Tiger Assets” means, in each case to the extent existing and owned or held immediately prior to the Direct Sale by the Company or any of its Subsidiaries, the following Assets, but in each case excluding any Excluded Assets:

(i)	all Tiger Owned Real Property, together with all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof Related to the Business;

(ii)	all Tiger Leased Real Property;

(iii)	all rights of the Company or its applicable Subsidiary under (A) other than with respect to Intellectual Property Rights, Software and Technology, Contracts Related to the Business (including (x) the real property leases in respect of the Tiger Leased Real Property and (y) any Contract entered into in the name of, or expressly on behalf of, the Tiger Business), except as required by Applicable Law in the case of Contracts relating to labor and employment, and (B) those Intellectual Property Rights, Software and Technology licenses from Third Parties listed on Annex A-3;

(iv)	all accounts and other receivables to the extent related to the Tiger Business, other than Factored Customer Receivables;

(v)	all expenses to the extent related to the Tiger Business that have been prepaid by the Company or any of its Subsidiaries, including lease and rental payments to the extent related to the Tiger Business;

(vi)	all rights, claims, credits, causes of action (including counter-claims and rights of set-off) against Third Parties to the extent related to the Tiger Business, including unliquidated rights under manufacturing and vendors’ warranties to the extent related to the Tiger Business;

(vii)	all Tiger Intellectual Property, Tiger Software and Tiger Data/Technology;

(viii)	all Permits, including Environmental Permits, that are Related to the Business;

(ix)	the Tiger Books and Records;

(x)	all Assets expressly to be retained by or Transferred to the Tiger Group pursuant to the Employee Matters Agreement;

(xi)	all personal property and interests therein, including furniture, furnishings, office equipment, communications equipment, vehicles, and other tangible personal property, in each case Related to the Business (including, in each case, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(xii)	all Assets listed on Annex A-12;

(xiii)	the shares of common stock or other equity interests in the Subsidiaries of the Company set forth on Annex A-13;

(xiv)	the JV Interests;

(xv)	the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar Contracts (including any Contracts with prospective purchasers of the Tiger Business or any portion thereof) to the extent related to confidential information of the Tiger Business;

(xvi)	all rights of the Tiger Group under this Agreement or any other Transaction Agreements and the certificates and instruments delivered in connection therewith;

(xvii)	all Assets set forth on or reflected in the December 31, 2017 balance sheet included in the Tiger Unaudited Financial Statements (including the notes thereto), as the same may change as a result of the operation of the Tiger Business between the date of such balance sheet and the Distribution Date;

(xviii)	Restricted Cash held by any member of the Tiger Group and cash and cash equivalents included in the SpinCo Adjustment Amount;

(xix)	Transferred Notes in the amount set forth on Schedule 2.01(a); and

(xx)	all other Assets of a type not expressly covered in this definition that are owned by the Company or any of its Subsidiaries and Related to the Business.

“Tiger Books and Records” means (i) all corporate or limited liability company minute books and related stock records of the members of the Tiger Group and (ii) all other books, records, files and papers, whether in hard copy or computer format, including invoices, ledgers, correspondence, plats, drawings, photographs, product literature, sales and promotional literature, equipment test records, studies, reports, manufacturing and quality control records and procedures, research and development files, manuals and data, sales and purchase correspondence, distribution lists, customer lists, lists of suppliers, personnel and employment records and accounting and business books, records, files, documentation and materials, in each case that are Related to the Businesses, other than any Tax Returns and other Tax records.

“Tiger Business” means (i) the Company’s Transportation business as described in the segment disclosures in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and (ii) to the extent included as part of the Company’s Transportation business in the segment reporting in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017, the worldwide business of sourcing, manufacturing, developing, providing and selling transportation products and services for the railroad, mining, marine, stationary power and drilling industries (including (A) freight and passenger locomotives, (B) rail services, (C) high-horsepower, diesel electric locomotives (including digital solutions, electronic controls and related products and services), (D) support advisory services, parts, integrated software solutions and data analytics, (E) software solutions, (F) mining equipment and services, and (G) marine diesel engines and stationary power diesel engines and motors for land and offshore drilling rigs) as conducted by the Company and its Subsidiaries. For the avoidance of doubt, for purposes of determining the Tiger Liabilities the Tiger Business includes each Disposed Tiger Business.

“Tiger Data/Technology” means all of the following to the extent owned by the Company or any of its Subsidiaries: (i) all Technology that is Used exclusively by the Company and its Subsidiaries in the Tiger Business and (ii) all Data that is Used exclusively by the Company and its Subsidiaries in the Tiger Business.

“Tiger Group” means (i) prior to the Merger Effective Time, SpinCo, each Person that will be a Subsidiary of SpinCo immediately following the Distribution Effective Time and the Direct Sale Transferred Subsidiaries and (ii) from and after the Merger Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo and Direct Sale Purchaser and each Person that is a Subsidiary of Direct Sale Purchaser.

“Tiger Intellectual Property” means all of the following to the extent owned by the Company or any of its Subsidiaries: (i) the Registrable IP set forth on Annex A-7, (ii) all other

Intellectual Property Rights (excluding, for the avoidance of doubt, the Company Names and Marks and Registrable IP) that are Used exclusively in the Tiger Business by any member of the Company Group or Tiger Group and (iii) the right to sue and collect damages for past, present and future infringement, misappropriation, violation or dilution of any of the forgoing.

“Tiger Leased Real Property” means the leasehold interests of the Company or any of its Subsidiaries under the real property leases governing the leased real property set forth on Annex A-2.

“Tiger Liabilities” means all Liabilities of any member of the Company Group or the Tiger Group to the extent arising from or related to the Tiger Assets or the Tiger Business, as the same shall exist at or after the Distribution Effective Time and irrespective of whether the same shall arise prior to, at or after the Distribution Effective Time. Without limiting the generality of the foregoing, the Tiger Liabilities shall include the following Liabilities:

(i)	all Liabilities set forth on or reflected in the December 31, 2017 balance sheet included in the Tiger Unaudited Financial Statements (including the notes thereto), as the same may change as a result of the operation of the Tiger Business between the date of such balance sheet and the Distribution Date;

(ii)	all Liabilities under the Surviving Intercompany Accounts, including Liabilities for advances made under the Trade Payables Program;

(iii)	all Liabilities arising under Contracts referred to in clause (iii) of the definition of Tiger Assets;

(iv)	all Liabilities to the extent Related to the Business (including all Liabilities with respect to the Tiger Assets), whether accruing before, on or after the Distribution Date (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, matured or unmatured or due or to become due as of the Distribution Date);

(v)

all Liabilities, whether accruing before, on or after the Distribution Date, (A) (1) under Environmental Laws, including those relating in any way to the environment or natural resources, human health and safety or Hazardous Materials and (2) arising from or relating in any way to the Tiger Assets, the Tiger Business or otherwise to any past, current or future businesses, operations or properties of or associated with the Tiger Assets or the Tiger Business (including any businesses, operations or properties for which a current or future owner or operator of the Tiger Assets or the Tiger Business may be alleged to be responsible as a matter of Applicable Law, contract or otherwise) or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of, or actual or alleged presence of Hazardous Materials in, any product or component sold or distributed prior to the Distribution Effective Time by, or service rendered prior to the Distribution Effective Time by or on behalf of, the Company or any of its Subsidiaries (in connection with the Tiger Business or otherwise with any past, current or future businesses, operations or properties of or associated with the Tiger Assets or the Tiger Business) to any Person (including any products or components for which a current or future owner or operator of the Tiger Assets or the Tiger Business may be alleged to be responsible as a matter of Applicable Law, Contract or otherwise);

(vi)	all Liabilities expressly Transferred to, or retained by, the Tiger Group pursuant to the Employee Matters Agreement;

(vii)	all Liabilities to the extent arising from or related to any Disposed Tiger Business;

(viii)	all Liabilities described on Annex C-8;

(ix)	any Liability for Taxes expressly Transferred to, or retained by, SpinCo or a SpinCo Designee pursuant to the Tax Matters Agreement;

(x)	any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of the Tiger Business with respect to its products or services, whether prior to, at or after the Distribution Effective Time;

(xi)	all Liabilities allocated to any member of the Tiger Group under the Transaction Agreements;

(xii)	all Liabilities to the extent arising under the allocated portion of any Shared Contract that is assigned to a member of the Tiger Group in accordance with Section 2.05(c);

(xiii)	all Liabilities relating to any Transferred Notes; and

(xiv)	all Liabilities to the extent related to (A) SpinCo Indebtedness (to the extent taken into account in the determination of Final SpinCo Closing Indebtedness pursuant to Section 2.10), (B) Direct Sale Indebtedness (to the extent taken into account in the determination of Final Direct Sale Closing Indebtedness pursuant to Section 2.11) or (C) the Financing.

“Tiger Owned Real Property” means the real property owned by the Company or any of its Subsidiaries set forth on Annex A-1, together with all fixtures and improvements thereon and all appurtenant rights, privileges and easements relating thereto.

“Tiger Software” means, to the extent owned by the Company or any of its Subsidiaries, the Software set forth on Annex A-7.

“Tiger Unaudited Financial Statements” has the meaning set forth in the Merger Agreement.

“Trade Payables Program” means the General Electric Trade Payables Program for the Tiger Business administered by the General Electric Trade Services Program (TPS).

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case, other than Software.

“Trademark License Agreement” means the General Electric Trademark License Agreement to be entered into prior to the Distribution Effective Time by and between the Company and SpinCo, in substantially the form set forth as Exhibit C.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Agreement” means each of this Agreement, the Merger Agreement, the Ancillary Agreements and all Conveyance and Assumption Instruments.

“Transferred Notes” has the meaning set forth on Schedule 2.01(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Distribution Effective Time by and between the Company and SpinCo, substantially in the form set forth in Exhibit D.

“Used” means used, practiced, licensed, sublicensed, reproduced, distributed, performed, displayed and otherwise exploited, made, had made, sold, had sold, imported and otherwise provided, and prepared modifications, derivative works or improvements or commercialized or legally disposed of products and services thereunder.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed Allocation	1.01(a)
Agreement	Preamble
Board	Recitals
Claiming Party	5.04(b)
Clean-Up Spin-Off	Recitals
Co-Location Term Sheet	4.07
Company	Preamble
Company Claim	5.03
Company Released Persons	5.01(a)(ii)
Definitive Co-Location Agreement	4.07
Definitive Digital Agreement	4.07

Term	Section
Digital Term Sheet	4.07
Direct Claim	5.04(a)(ii)
Direct Sale	Recitals
Direct Sale Deficit Amount	2.11(d)
Direct Sale Dispute Notice	2.11(b)
Direct Sale Increase Amount	2.11(d)
Direct Sale Independent Accounting Firm	2.11(c)
Direct Sale Proposed Statement	2.11(a)
Direct Sale Purchase Price	2.01(d)
Direct Sale Purchaser	Preamble
Direct Sale Unresolved Items	2.11(c)
Distribution	Recitals
Distribution Share Maximum	Recitals
Distribution Share Minimum	Recitals
Exchange Offer	Recitals
Final Direct Sale Closing Cash	2.11(c)
Final Direct Sale Closing Indebtedness	2.11(c)
Final SpinCo Closing Cash	2.10(c)
Final SpinCo Closing Indebtedness	2.10(c)
Final Excess Factored Customer Receivables	2.10(c)
Indemnity Payment	5.05(a)
Lender Provisions	7.06(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
New Corporate Names	4.02(d)
One-Step Spin-Off	Recitals
Parent	Preamble
Privilege	6.07(a)
Privileged Information	6.07(a)
Proposed Direct Sale Closing Cash	2.11(a)
Proposed Direct Sale Closing Indebtedness	2.11(a)
Proposed Excess Factored Customer Receivables	2.10(a)
Proposed SpinCo Closing Cash	2.10(a)
Proposed SpinCo Closing Indebtedness	2.10(a)
Separation	Recitals
Single Jurisdiction Direct Sale	2.01(d)
SpinCo	Preamble
SpinCo Claim	5.02
SpinCo Deficit Amount	2.10(d)
SpinCo Dispute Notice	2.10(b)

Term	Section
SpinCo Increase Amount	2.10(d)
SpinCo Independent Accounting Firm	2.10(c)
SpinCo Proposed Statement	2.10(a)
SpinCo Unresolved Items	2.10(c)
Third-Party Claim	5.04(b)
Third-Party Proceeds	5.05(a)
Tiger Docketed IP/Data/Technology	4.03(a)
Tiger Released Persons	5.01(a)(i)
Transfer	Recitals
Unscheduled Registrable IP	4.03(a)

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The terms “or”, “any” and “either” are not exclusive, except to the extent expressly provided otherwise.

ARTICLE 2

THE DIRECT SALE AND SEPARATION

Section 2.01.    Restructuring; Direct Sale. (a) Internal Reorganization. At or prior to the consummation of the Direct Sale, to the extent not already completed, each of the Company and

SpinCo shall, and shall cause their respective Subsidiaries to, take such steps (which may include Transfers of shares or other equity interests, formation of new entities or declarations of dividends) as may be required to effect the Internal Reorganization in accordance with the terms of this Agreement.

(b)    Transfer of Direct Sale Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Distribution Date (immediately prior to the completion of the transactions contemplated by Section 2.02), the Company shall, and shall cause the applicable members of the Company Group to, Transfer to Direct Sale Purchaser, and Direct Sale Purchaser shall accept, or shall cause one or more of its Subsidiaries to accept, from the Company and the applicable members of the Company Group, all of the Company’s and each such Company Group member’s respective right, title and interest in and to all Direct Sale Assets held by the Company or a member of the Company Group (it being understood that if any Direct Sale Asset shall be held by a Person all of the outstanding equity interests of which is included in the Direct Sale Assets to be Transferred pursuant to this Section 2.01(b), such Direct Sale Asset may be considered to be so Transferred to Direct Sale Purchaser (or its applicable Subsidiary) as a result of the Transfer of all of the equity interests in such Person from the Company or the applicable member(s) of the Company Group to Direct Sale Purchaser (or its applicable Subsidiary)). Parent hereby covenants and agrees that (i) Direct Sale Purchaser shall not be a direct or indirect Subsidiary of Merger Sub and (ii) Merger Sub shall not be a direct or indirect Subsidiary of Direct Sale Purchaser.

(c)    Assumption of Direct Sale Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, on the Distribution Date (immediately prior to the completion of the transactions contemplated by Section 2.02), the Company shall, or shall cause another member of the Company Group to, Transfer to Direct Sale Purchaser, and Direct Sale Purchaser shall (or shall cause one or more of its Subsidiaries to) accept, assume and perform, discharge and fulfill, in accordance with their respective terms, all of the Direct Sale Liabilities, in each case regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of Applicable Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Company Group or the Tiger Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (iv) which Person is named in any Action associated with any Liability and (v) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(d)    Direct Sale Purchase Price. The purchase price for the Direct Sale Assets to be purchased hereunder is $2.9 billion (the “Direct Sale Purchase Price”). On the Distribution Date, Direct Sale Purchaser shall pay the Direct Sale Purchase Price to the Company or one or more members of the Company Group designated by the Company, by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the Company given to Parent at least two Business Days prior to the Distribution Date. Notwithstanding any provision contained herein to the contrary, each of Parent and Direct Sale Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 2.01(d) (and any post-Distribution Date payment made with respect to the sale of the Direct Sale Assets, including any payment made pursuant to Section

2.11(d)) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. Any such deductions or withholdings with respect to the purchase and sale of a Direct Sale Asset in the Direct Sale in which the member of the Company Group that sold the Direct Sale Asset and the member of the Parent Group that purchased the Direct Sale Asset are both resident for Tax purposes in the same jurisdiction (a “Single Jurisdiction Direct Sale”) shall be treated for all purposes of this Agreement as having been paid to the member of the Company Group in respect of which such deduction or withholding was made. With respect to the purchase and sale of any Direct Sale Asset, other than a Single Jurisdiction Direct Sale, in respect of which withholding or deductions are required under Applicable Law, Parent shall cause the applicable member of the Parent Group to pay to the applicable member of the Company Group an additional amount so that the member of the Company Group receives, after such deduction or withholding (including any deduction or withholding on payments required by this sentence) the same amount it would have received had such purchase and sale been a Single Jurisdiction Direct Sale (for the avoidance of doubt, determined by reference to the jurisdiction in which the member of the Company Group is tax resident). In the event that Parent or Direct Sale Purchaser determines that any such deduction or withholding is required, then Parent or Direct Sale Purchaser, as relevant, shall notify the Company as promptly as practicable and work in good faith with the Company to mitigate such deduction or withholding, including by accepting any Tax forms, certifications or other documentation provided by the Company to eliminate or reduce such deduction or withholding if and to the extent consistent with Applicable Law.

Section 2.02.    Transfer of Assets; Assumption of Liabilities. (a) Transfer of Assets and Assumption of Liabilities. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, and except to the extent previously effected pursuant to the Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Distribution Effective Time and immediately following the transactions contemplated by Section 2.01:

(i)    Transfer of SpinCo Assets. The Company shall, and shall cause the applicable members of the Company Group to, Transfer to SpinCo or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from the Company and the applicable members of the Company Group, all of the Company’s and each such Company Group member’s respective right, title and interest in and to all SpinCo Assets held by the Company or a member of the Company Group (it being understood that if any SpinCo Asset shall be held by a Person all of the outstanding equity interests of which is included in the SpinCo Assets to be Transferred pursuant to this Section 2.02(a)(i), such SpinCo Asset may be considered to be so Transferred to SpinCo or the applicable SpinCo Designee as a result of the Transfer of all of the equity interests in such Person from the Company or the applicable member(s) of the Company Group to SpinCo or the applicable SpinCo Designee).

(ii)    Transfer of Excluded Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or the applicable Company Designees, and the Company or such Company Designees shall accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and such SpinCo Group member’s respective right, title and interest in and to all Excluded Assets held by SpinCo or a member of the SpinCo Group (it being understood that if any Excluded Asset shall be held by a Person all of the outstanding equity interests of which is included in the Excluded Assets to be Transferred pursuant to this Section 2.02(a)(ii), such Excluded Asset may be considered to be so Transferred to the Company as a result of the Transfer of all of the equity interests in such Person from SpinCo or the applicable member(s) of the SpinCo Group to the Company or the applicable Company Designee).

(iii)    Assumption of Liabilities. (A) The Company shall, or shall cause another member of the Company Group to, Transfer to SpinCo or the applicable SpinCo Designees, and SpinCo shall, or shall cause another member of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the SpinCo Liabilities and (B) SpinCo shall, or shall cause another member of the SpinCo Group to, Transfer to the Company or the applicable Company Designees, and the Company shall, or shall cause another member of the Company Group to, assume all of the Excluded Liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of Applicable Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which Person is named in any Action associated with any Liability and (5) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(b)    In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Tiger Assets”, “Excluded Assets”, “Tiger Liabilities” and “Excluded Liabilities”, (i) the explicit inclusion of an item on any Annex referred to in any such definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset or Liability, as the case may be, from the applicable definition and (ii) any specific reference in a given definition will be given priority over a general reference in another definition.

(c)    In the event that at any time or from time to time at or after the Distribution Effective Time, any member of the Company Group or the Tiger Group is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other party for value subsequent to the Distribution Effective Time), such member of the Company Group or the Tiger Group, as applicable, shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto; provided, however, that the provisions of this Section 2.02(c) are not intended to, and shall not, be deemed to constitute an authorization by any party to permit the other to accept service of process on its behalf, and no party is or shall be deemed to be the agent of any other party for service of process purposes. Prior to any such Transfer, such Asset or Liability shall be held in accordance with Section 2.05(b). For the avoidance of doubt, this Section 2.02(c) will apply to the Direct Sale Assets and Direct Sale Liabilities.

(d)    In furtherance of the Separation (including the Internal Reorganization) and the Direct Sale, subject to the provisions of Section 2.05, the Company and Parent shall, and shall cause their respective applicable Subsidiaries to, execute and deliver prior to the Distribution Effective Time all Conveyance and Assumption Instruments as may be necessary to effect the Internal Reorganization and the Transfers of the SpinCo Assets, the SpinCo Liabilities, the Direct Sale Assets, the Direct Sale Liabilities, the Excluded Assets and the Excluded Liabilities, as applicable, in accordance with the terms of this Agreement. The parties agree that each Conveyance and Assumption Instrument shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by Applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.

(e)    The Company hereby waives, to the extent permitted under Applicable Law, compliance by itself and each and every member of the Company Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Excluded Assets to the Company or any member of the Company Group.

(f)    SpinCo hereby waives, to the extent permitted under Applicable Law, compliance by itself and each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SpinCo Assets to SpinCo or any member of the SpinCo Group.

(g)    Direct Sale Purchaser hereby waives, to the extent permitted under Applicable Law, compliance with the requirements and provisions of any “bulk-sale” or “bulk transfer” Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Direct Sale Assets to Direct Sale Purchaser.

(h)    Notwithstanding anything in Section 2.01, this Section 2.02, Section 2.03, or Section 2.05 to the contrary, no party or any of its Affiliates shall be required to undertake any action or arrangement contemplated by such section that would, or could reasonably be expected to, result in Tax treatment that is inconsistent with the Tax-Free Status; provided, however, that nothing in this Section 2.02(h) shall entitle the Company Group to fail to Transfer any Tiger Assets to the Tiger Group or the Tiger Group to fail to Transfer any Excluded Assets to the Company Group.

Section 2.03.    Intercompany Accounts, Intercompany Agreements and Certain Other Liabilities. (a) Each Intercompany Account, other than any Surviving Intercompany Account, shall be satisfied, settled or otherwise terminated by the relevant members of the Company Group and the Tiger Group no later than the Distribution Effective Time with no further Liability of any member of either the Tiger Group or the Company Group with respect thereto by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, (iii) non-cash intercompany transfer and settlement through the Company’s corporate procedures, or (iv) cash payment, in each case as determined by the Company.

(b)    Each Intercompany Agreement, other than any Surviving Intercompany Agreements, and all rights and obligations of the members of the Tiger Group and the Company Group with respect thereto shall be terminated at or prior to the Distribution Effective Time, with no further Liability of any member of the Tiger Group or any member of the Company Group with respect thereto.

(c)    Each Liability to a Direct Sale Transferred Subsidiary, if it would constitute SpinCo Indebtedness if it remained in existence as of immediately prior to the Distribution Effective Time, and each Liability to a member of the SpinCo Group, if it would constitute Direct Sale Indebtedness if it remained in existence as of immediately prior to the consummation of the Direct Sale, shall be settled or otherwise terminated by the relevant members of the Tiger Group prior to the consummation of the Direct Sale. For the avoidance of doubt, the Transferred Notes shall not be terminated pursuant to this Section 2.03.

Section 2.04.    Limitation of Liability. Except as provided in Article 5, neither the Company nor SpinCo nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time, other than pursuant to any Surviving Intercompany Agreement or Surviving Intercompany Account, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. For the avoidance of doubt, this Section 2.04 will not alter or limit the parties’ respective rights or obligations under the Tax Matters Agreement, Employee Matters Agreement or other Ancillary Agreements.

Section 2.05.    Consents. (a) If and to the extent that any Consent with respect to any SpinCo Asset, SpinCo Liability, Direct Sale Asset, Direct Sale Liability, Excluded Asset or Excluded Liability has not been obtained prior to the Distribution Effective Time, then notwithstanding any other provision hereof, the Transfer to the SpinCo Group of any such SpinCo Asset or SpinCo Liability, to Direct Sale Purchaser (or its applicable Subsidiary) of any such Direct Sale Asset or Direct Sale Liability, or to the Company Group of any such Excluded Asset or Excluded Liability, shall, unless the parties shall mutually otherwise determine, be automatically deemed deferred, and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Asset or Liability shall continue to constitute a SpinCo Asset, a SpinCo Liability, a Direct Sale Asset, a Direct Sale Liability, an Excluded Asset or an Excluded Liability, as applicable (including for purposes of Article 5), and be subject to Section 2.05(b). From and after the Distribution Date until the date that is 12 months following the Distribution Date, the parties shall use their respective reasonable best efforts (including by seeking novations and taking the actions set forth on Schedule 4.05, but, for the avoidance of doubt, subject to the second sentence of Section 4.05) to continue to seek to remove any legal or contractual impediments or to secure any contractual Consents required from Third Parties or Governmental Authorities necessary to Transfer such Assets (or written confirmation that no Consent is required) to the extent that any such Consent has not been obtained as of the Distribution Effective Time. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.05 are removed or any Consents the absence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.05 are obtained, the Transfer of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement or the applicable Ancillary Agreement(s) and shall, to the extent possible without the imposition of any undue cost on any party and to the fullest extent permitted by Applicable Law, be deemed to have become effective as of the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as applicable. Notwithstanding anything to the contrary, this Section 2.05(a) does not apply to Intellectual Property Rights, which are the subject of Section 4.03.

(b)    If the Transfer of any Asset or Liability intended to be Transferred is not consummated prior to or at the Distribution Effective Time as a result of the provisions of Section 2.05(a) or for any other reason (including any misallocated Transfers subject to Section 2.02(c)), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) and to the extent permitted by Applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer thereof (or as otherwise determined by the parties) and (ii) with respect to any deferred Assets or Liabilities, use reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability, insofar as reasonably possible, in substantially the same position as if such Asset or Liability had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, to the applicable member or members of the Company Group or the Tiger Group entitled to the receipt of such Asset or required to assume such Liability. In furtherance of the foregoing, the parties agree that to the fullest extent permitted by Applicable Law, (x) as of the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, each applicable member of the Company Group and the Tiger Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Person is entitled to acquire or required to assume pursuant to the terms of this Agreement and (y) each of the Company and SpinCo shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the deferred Assets as Assets having been Transferred to and owned by the Person entitled to such Assets not later than the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, (B) treat for all Tax purposes the deferred Liabilities as having been assumed by the Person intended to be subject to such Liabilities not later than the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, and (C) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless, in case of clause (A), (B) or (C), otherwise required by applicable Tax law or the resolution of a Tax Proceeding prosecuted in accordance with Section 17 of the Tax Matters

Agreement). Any Person retaining an Asset or a Liability due to the deferral of the Transfer of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.

(c)    The parties shall use commercially reasonable efforts to separate the Identified Shared Contracts into separate Contracts effective as of the Distribution Effective Time or as promptly as practicable thereafter so that the Tiger Group shall be entitled to rights and benefits and shall assume the related portion of Liabilities with respect to each Identified Shared Contract to the extent related to the Tiger Business and the Company Group shall have the rights and benefits and shall assume the related portion of Liabilities with respect to such Shared Contract to the extent related to the Company Business (provided that, notwithstanding anything in this Agreement to the contrary, neither Group shall be required to pay any amount to any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other Group) to any Third Party to obtain any such separation). Upon such separation of such Shared Contract, the separated Contract will be a Tiger Asset or an Excluded Asset, as applicable. If the counterparty to any Identified Shared Contract that is entitled under the terms of such Shared Contract to Consent to the separation of such Shared Contract has not provided such Consent, the terms of Section 2.05(b) shall apply to such Contract, mutatis mutandis. The obligations to seek separation set forth in this Section 2.05(c) shall terminate on the first anniversary of the Distribution Date or, if earlier with respect to any Identified Shared Contract, upon the expiration of the term of such Shared Contract (without any obligation to renew or extend).

Section 2.06.    Disclaimer of Representations and Warranties. (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION AGREEMENTS, EACH PARTY ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES UNDERSTANDS AND AGREES THAT NO OTHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO THE OTHER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR TO ANY OTHER PERSON IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY INFORMATION THAT MAY HAVE BEEN EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND THAT ALL TIGER ASSETS ARE BEING ASSIGNED AND TRANSFERRED, AND ALL TIGER LIABILITIES ARE BEING ASSUMED, ON AN “AS IS,” “WHERE IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ANY OF THE OTHER TRANSACTION AGREEMENTS, (I) NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION

OR WRITTEN INFORMATION RELATING TO THE TIGER BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) THE COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER MEMBERS OF THE COMPANY GROUP, EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF MERCHANTABILITY. EACH OF SPINCO, PARENT AND DIRECT SALE PURCHASER ACKNOWLEDGES THAT THE COMPANY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE TIGER BUSINESS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (AND HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY).

(b)    Each of the Company (on behalf of itself and each member of the Company Group), SpinCo (on behalf of itself and each member of the Tiger Group) and Parent and Direct Sale Purchaser (on behalf of themselves and their respective Affiliates) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.06(a) is held unenforceable or is unavailable for any reason under the Applicable Laws of any jurisdiction outside the United States or if, under the Applicable Laws of a jurisdiction outside the United States, (x) both the Company or any member of the Company Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any Excluded Liability or any SpinCo Liability or (y) both the Company or any member of the Company Group, on the one hand, and Parent, Direct Sale Purchaser or any of their respective Affiliates, on the other hand, are jointly or severally liable for any Direct Sale Liability, then, in each case, the parties intend that, notwithstanding any provision to the contrary under the Applicable Laws of such non-U.S. jurisdictions, the provisions of the Transaction Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall to the fullest extent permitted by Applicable Law prevail for any and all purposes between the parties and their respective Subsidiaries and Affiliates.

Section 2.07.    Cash Management. From the date of this Agreement until the Distribution, the Company and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Tiger Business and the Tiger Assets or otherwise held by any member of the Tiger Group. Without limiting Section 2.10, all cash and cash equivalents held by any member of the Tiger Group as of the Distribution Effective Time shall be a Tiger Asset and all cash and cash equivalents held by any member of the Company Group as of the Distribution Effective Time shall be an Excluded Asset. For the avoidance of doubt, nothing in this Section 2.07 shall be deemed to supersede or otherwise limit any provision of the Merger Agreement.

Section 2.08.    Insurance. (a) From and after the Distribution Date, the members of the Tiger Group shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies of the Company Group other than (i) any Insurance Policy issued exclusively in the name and for the benefit of any member of the Tiger Group, (ii) with respect to any matters covered by an Insurance Policy that have been properly reported to the relevant insurer(s) prior to the Distribution Date, or (iii) for claims brought solely under the Available Insurance Policies, for any claim, occurrence, injury, damage or loss that occurred or existed prior to the Distribution Date, in each case under clauses (i) through (iii) above subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Applicable Law. The members of the Tiger Group shall procure all contractual and statutorily obligated insurance at the Distribution Effective Time.

(b)    The rights of the members of the Tiger Group under subparagraphs (ii) and (iii) of Section 2.08(a) are subject to and conditioned upon the following:

(i)    Members of the Tiger Group shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims. The members of the Tiger Group shall not, without the written consent of the Company, amend, modify or waive any rights of the Company or other insureds under any such Insurance Policies and programs. The members of the Tiger Group shall exclusively bear and be liable (and the Company shall have no obligation to repay or reimburse any member of the Tiger Group) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims.

(ii)    With respect to coverage claims or requests for benefits asserted by members of the Tiger Group under the Available Insurance Policies, the Company shall have the right but not the duty to monitor and/or associate with such claims at the Company’s sole cost and expense. The members of the Tiger Group shall be liable for any fees, costs and expenses reasonably incurred by the Company directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims pursued at SpinCo’s written request. The members of the Tiger Group shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies.

(c)    Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of the Company to insurance coverage for any matter, whether relating to the members of the Tiger Group or otherwise, and (ii) the Company shall retain the exclusive right to control the Available Insurance Policies and all of its other Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies, notwithstanding whether any such Insurance Policies apply to any liabilities or losses as to which any member of the Tiger Group has made, or could in the future make, a claim for coverage; provided, that the members of the Tiger Group shall cooperate with the Company with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as the Company deems appropriate.

(d)    Nothing in this Section 2.08 shall limit, modify or in any way affect the rights and obligations of the parties under Article 5; provided, however, that any Insurance Proceeds actually collected with respect to a particular Indemnifiable Loss shall be taken into account under and to the extent required by Section 5.05. No payments due under this Section 2.08 shall affect, be affected by, or be subject to set off against, any payments due pursuant to Section 2.10 or Section 2.11. Whenever this Section 2.08 requires any member(s) of the Tiger Group to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Parent to take such action or to cause such member(s) of the Tiger Group to take such action.

Section 2.09.    Ancillary Agreements. On or prior to the Distribution Date as set forth in the Merger Agreement, each of the Company, SpinCo, Parent and Direct Sale Purchaser shall (and shall cause each of their applicable Subsidiaries to) execute and deliver each of the Transaction Agreements to which it is a party that have not previously been executed. A reasonable period of time in advance of the anticipated Closing Date, the Company shall notify Parent of any inability on the Company’s part to provide transition services to SpinCo under the Transition Services Agreement as a result of not having received any necessary third party consents or licenses to provide such services.

Section 2.10.    SpinCo Cash, Indebtedness and Receivables Adjustment. (a) Promptly following the Distribution Date, but in no event later than 60 days after the Distribution Date, SpinCo shall, at its expense, prepare and submit to the Company a statement (the “SpinCo Proposed Statement”) prepared in accordance with the Accounting Principles setting forth, in reasonable detail, SpinCo’s calculation of (i) the SpinCo Cash Amount as of immediately prior to the Distribution Effective Time (the “Proposed SpinCo Closing Cash”), (ii) SpinCo Indebtedness as of immediately prior to the Distribution Effective Time (the “Proposed SpinCo Closing Indebtedness”) and (iii) the Excess Factored Customer Receivables, if any (the “Proposed Excess Factored Customer Receivables”). For the avoidance of doubt, pursuant to Section 2.03(c), each Liability to a Direct Sale Transferred Subsidiary which would constitute SpinCo Indebtedness if it remained in existence as of immediately prior to the Distribution Effective Time shall be settled or otherwise terminated prior to the Distribution Effective Time and, accordingly, shall not be taken into account in determining Proposed SpinCo Closing Indebtedness or Final SpinCo Closing Indebtedness.

(b)    In the event the Company disputes the correctness of the Proposed SpinCo Closing Cash, the Proposed SpinCo Closing Indebtedness or the Proposed Excess Factored Customer Receivables, the Company shall notify SpinCo in writing of its objections within 60 days after receipt of the SpinCo Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for the Company’s objections the amount of each item in dispute and the basis therefor and the amount that the Company believes is the correct amount for each such disputed item (such writing, the “SpinCo Dispute Notice”) (including if the Company believes that it does not have sufficient information because SpinCo failed to make available to the Company all books, records, documents and work papers required to be made available to the Company under Section 2.10(e); provided that, in such circumstance, the Company’s obligation to provide reasonable detail of its objections set forth in the SpinCo Dispute Notice shall be limited to the information that it has actually received from or on behalf of SpinCo). The Company shall be deemed to have agreed with all other items and amounts contained in the SpinCo Proposed Statement not so objected to in a SpinCo Dispute Notice within the 60-day review period specified in this Section 2.10(b). In the event that the Company fails to provide a SpinCo Dispute Notice to SpinCo within the 60-day review period specified in this Section 2.10(b), the Company will be deemed to have agreed with all of the items in the SpinCo Proposed Statement, and the SpinCo Proposed Statement shall be final, binding and conclusive upon the parties.

(c)    In the event that the Company timely delivers a SpinCo Dispute Notice to SpinCo in accordance with the terms hereof, SpinCo and the Company shall negotiate in good faith to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties. If the Company and SpinCo are unable to resolve any such dispute within 10 Business Days of SpinCo’s receipt of the SpinCo Dispute Notice from the Company, SpinCo and the Company shall submit the items remaining in dispute (such items, the “SpinCo Unresolved Items”) for resolution to Deloitte & Touche LLP or, if such firm is unwilling to act, a nationally recognized accounting firm mutually agreed by SpinCo and the Company (the “SpinCo Independent Accounting Firm”). Promptly following the engagement of the SpinCo Independent Accounting Firm, and in any event within 10 Business Days following such engagement, SpinCo and the Company shall submit to such SpinCo Independent Accounting Firm (and the other party) all documentary materials and analyses that SpinCo or the Company, as the case may be, believes to be relevant to a resolution of the SpinCo Unresolved Items; provided that the value of any SpinCo Unresolved Items submitted to the SpinCo Independent Accounting Firm shall not be (x) greater than the greatest value for such item claimed in the SpinCo Dispute Notice, on the one hand, and the SpinCo Proposed Statement, on the other hand, or (y) less than the smallest value for such item claimed in the SpinCo Dispute Notice, on the one hand, and the SpinCo Proposed Statement, on the other hand. The parties agree that there shall be no ex parte discussions with the SpinCo Independent Accounting Firm. The SpinCo Independent Accounting Firm shall consider only the SpinCo Unresolved Items. The SpinCo Independent Accounting Firm shall, within 30 days after receipt of all such submissions by SpinCo and the Company, determine and deliver to SpinCo and the Company a written report containing such SpinCo Independent Accounting Firm’s determination of all SpinCo Unresolved Items (which determinations shall be made in accordance with the Accounting Principles), and such written report and the determinations contained therein shall be final, binding and conclusive on all of the parties; provided that the SpinCo Independent Accounting Firm shall not assign a value to any SpinCo Unresolved Items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All fees and expenses of the SpinCo Independent Accounting Firm relating to the work, if any, to be performed by the SpinCo Independent Accounting Firm hereunder shall be borne between SpinCo, on the one hand, and the Company, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the SpinCo Unresolved Items not awarded to the applicable party and the denominator of which is the aggregate amount of all of the SpinCo Unresolved Items. For example, if the Company challenges items underlying the calculations of Proposed SpinCo Closing Indebtedness in the net amount of $1,000,000, and the SpinCo Independent Accounting Firm determines that the Company has a valid claim for $400,000 of the $1,000,000, the Company shall bear 60% of the fees and expenses of the SpinCo Independent Accounting Firm and SpinCo shall bear 40% of the fees and expenses of the SpinCo Independent Accounting Firm. The SpinCo Cash Amount as of immediately prior to the Distribution Effective Time, as finally determined pursuant to this Section 2.10 (whether by agreement of the Company and SpinCo or by determination of the SpinCo Independent Accounting Firm), is referred to herein as the “Final SpinCo Closing Cash”. The SpinCo Indebtedness as of immediately prior to the Distribution Effective Time, as finally determined pursuant to this Section 2.10 (whether by agreement of the Company and SpinCo or by determination of the SpinCo Independent Accounting Firm), is referred to herein as the “Final SpinCo Closing Indebtedness”. The Excess Factored Customer Receivables, as finally determined pursuant to this Section 2.10 (whether by agreement of the Company and SpinCo or by determination of the SpinCo Independent Accounting Firm), is referred to herein as the “Final Excess Factored Customer Receivables”.

(d)    If the SpinCo Adjustment Amount is a positive number (such amount, the “SpinCo Increase Amount”), then, promptly (and in any event within three Business Days) following the determination of Final SpinCo Closing Cash, Final SpinCo Closing Indebtedness and Final Excess Factored Customer Receivables, SpinCo shall pay to the Company an amount equal to the SpinCo Increase Amount in immediately available funds by wire transfer to a bank account or accounts designated in writing by the Company. If the SpinCo Adjustment Amount is a negative number (the absolute value of such amount, the “SpinCo Deficit Amount”), then, promptly (and in any event within three Business Days) following the determination of Final SpinCo Closing Cash, Final SpinCo Closing Indebtedness and Final Excess Factored Customer Receivables, the Company shall pay, or cause to be paid, to SpinCo an amount equal to the SpinCo Deficit Amount in immediately available funds by wire transfer to a bank account designated in writing by SpinCo.

(e)    Each of the Company and SpinCo shall make available to the other party and, if applicable, to the SpinCo Independent Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, such other party or the SpinCo Independent Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) used, created or prepared by or for SpinCo in connection with the preparation of the SpinCo Proposed Statement; provided that the Company shall not be obligated to provide books, records, documents and work papers pursuant to this Section 2.10 other than to the extent such books, records, documents and work papers relate to the Tiger Business and existed prior to the Closing.

Section 2.11.    Direct Sale Cash and Indebtedness Adjustment. (a) Promptly following the Distribution Date, but in no event later than 60 days after the Distribution Date, Direct Sale Purchaser shall, at its expense, prepare and submit to the Company a statement (the “Direct Sale Proposed Statement”) prepared in accordance with the Accounting Principles setting forth, in reasonable detail, Direct Sale Purchaser’s calculation of (i) the Direct Sale Cash Amount as of immediately prior to the consummation of the Direct Sale (the “Proposed Direct Sale Closing Cash”) and (ii) the Direct Sale Indebtedness as of immediately prior to the consummation of the Direct Sale (the “Proposed Direct Sale Closing Indebtedness”). For the avoidance of doubt, pursuant to Section 2.03(c), each Liability to a member of the SpinCo Group which would constitute Direct Sale Indebtedness if it remained in existence as of immediately prior to the consummation of the Direct Sale shall be settled or otherwise terminated prior to the consummation of the Direct Sale and, accordingly, shall not be taken into account in determining Proposed Direct Sale Closing Indebtedness or Final Direct Sale Closing Indebtedness.

(b)    In the event the Company disputes the correctness of the Proposed Direct Sale Closing Cash or the Proposed Direct Sale Closing Indebtedness, the Company shall notify Direct Sale Purchaser in writing of its objections within 60 days after receipt of the Direct Sale Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for the Company’s objections the amount of each item in dispute and the basis therefor and the amount that the Company believes is the correct amount for each such disputed item (such writing, the “Direct Sale Dispute Notice”) (including if the Company believes that it does not have sufficient information because Direct Sale Purchaser failed to make available to the Company all books, records, documents and work papers required to be made available to the Company under Section 2.11(e); provided that, in such circumstance, the Company’s obligation to provide reasonable detail of its objections set forth in the Direct Sale Dispute Notice shall be limited to the information that it has actually received from or on behalf of Direct Sale Purchaser). The Company shall be deemed to have agreed with all other items and amounts contained in the Direct Sale Proposed Statement not so objected to in a Direct Sale Dispute Notice within the 60-day review period specified in this Section 2.11(b). In the event that the Company fails to provide a Direct Sale Dispute Notice to Direct Sale Purchaser within the 60-day review period specified in this Section 2.11(b), the Company will be deemed to have agreed with all of the items in the Direct Sale Proposed Statement, and the Direct Sale Proposed Statement shall be final, binding and conclusive upon the parties.

(c)    In the event that the Company timely delivers a Direct Sale Dispute Notice to Direct Sale Purchaser in accordance with the terms hereof, Direct Sale Purchaser and the Company shall negotiate in good faith to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties. If the Company and Direct Sale Purchaser are unable to resolve any such dispute within 10 Business Days of Direct Sale Purchaser’s receipt of the Direct Sale Dispute Notice from the Company, Direct Sale Purchaser and the Company shall submit the items remaining in dispute (such items, the “Direct Sale Unresolved Items”) for resolution to Deloitte & Touche LLP or, if such firm is unwilling to act, a nationally recognized accounting firm mutually agreed by Direct Sale Purchaser and the Company (the “Direct Sale Independent Accounting Firm”). Promptly following the engagement of the Direct Sale Independent Accounting Firm, and in any event within 10 Business Days following such engagement, Direct Sale Purchaser and the Company shall submit to such Direct Sale Independent Accounting Firm (and the other party) all documentary materials and analyses that Direct Sale Purchaser or the Company, as the case may be, believes to be relevant to a resolution of the Direct Sale Unresolved Items; provided that the value of any Direct Sale Unresolved Items submitted to the Direct Sale Independent Accounting Firm shall not be (x) greater than the greatest value for such item claimed in the Direct Sale Dispute Notice, on the one hand, and the Direct Sale Proposed Statement, on the other hand, or (y) less than the smallest value for such item claimed in the Direct Sale Dispute Notice, on the one hand, and the Direct Sale Proposed Statement, on the other hand. The parties agree that there shall be no ex parte discussions with the Direct Sale Independent Accounting Firm. The Direct Sale Independent Accounting Firm shall consider only the Direct Sale Unresolved Items. The Direct Sale Independent Accounting Firm shall, within 30 days after receipt of all such submissions by Direct Sale Purchaser and the Company, determine and deliver to Direct Sale

Purchaser and the Company a written report containing such Direct Sale Independent Accounting Firm’s determination of all Direct Sale Unresolved Items (which determinations shall be made in accordance with the Accounting Principles), and such written report and the determinations contained therein shall be final, binding and conclusive on all of the parties; provided that the Direct Sale Independent Accounting Firm shall not assign a value to any Direct Sale Unresolved Items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All fees and expenses of the Direct Sale Independent Accounting Firm relating to the work, if any, to be performed by the Direct Sale Independent Accounting Firm hereunder shall be borne between Direct Sale Purchaser, on the one hand, and the Company, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Direct Sale Unresolved Items not awarded to the applicable party and the denominator of which is the aggregate amount of all of the Direct Sale Unresolved Items. For example, if the Company challenges items underlying the calculations of Proposed Direct Sale Closing Indebtedness in the net amount of $1,000,000, and the Direct Sale Independent Accounting Firm determines that the Company has a valid claim for $400,000 of the $1,000,000, the Company shall bear 60% of the fees and expenses of the Direct Sale Independent Accounting Firm and Direct Sale Purchaser shall bear 40% of the fees and expenses of the Direct Sale Independent Accounting Firm. The Direct Sale Cash Amount as of immediately prior to the consummation of the Direct Sale, as finally determined pursuant to this Section 2.11 (whether by agreement of the Company and Direct Sale Purchaser or by determination of the Direct Sale Independent Accounting Firm), is referred to herein as the “Final Direct Sale Closing Cash”. The Direct Sale Indebtedness as of immediately prior to the consummation of the Direct Sale, as finally determined pursuant to this Section 2.11 (whether by agreement of the Company and Direct Sale Purchaser or by determination of the Direct Sale Independent Accounting Firm), is referred to herein as the “Final Direct Sale Closing Indebtedness”.

(d)    If the Direct Sale Adjustment Amount is a positive number (such amount, the “Direct Sale Increase Amount”), then, promptly (and in any event within three Business Days) following the determination of Final Direct Sale Closing Cash and Final Direct Sale Closing Indebtedness, Direct Sale Purchaser shall pay to the Company an amount equal to the Direct Sale Increase Amount in immediately available funds by wire transfer to a bank account or accounts designated in writing by the Company. If the Direct Sale Adjustment Amount is a negative number (the absolute value of such amount, the “Direct Sale Deficit Amount”), then, promptly (and in any event within three Business Days) following the determination of Final Direct Sale Closing Cash and Final Direct Sale Closing Indebtedness, the Company shall pay, or cause to be paid, to Direct Sale Purchaser an amount equal to the Direct Sale Deficit Amount in immediately available funds by wire transfer to a bank account designated in writing by Direct Sale Purchaser.

(e)    Each of the Company and Direct Sale Purchaser shall make available to the other party and, if applicable, to the Direct Sale Independent Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, such other party or the Direct Sale Independent Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) used, created or prepared by or for Direct Sale Purchaser in connection with the preparation of the Direct Sale Proposed Statement; provided that the Company shall not be obligated to provide books, records, documents and work papers pursuant to this Section 2.11 other than to the extent such books, records, documents and work papers relate to the Tiger Business and existed prior to the Closing.

Section 2.12.    Issuance of SpinCo Common Stock. On or before the Distribution Date, in connection with the Transfer of the SpinCo Assets and the assumption of the SpinCo Liabilities as provided in this Agreement, SpinCo will issue and deliver to the Company 8,700,000,000 (or such other amount as the Company shall determine, subject to the consent of Parent not to be unreasonably withheld, conditioned or delayed) shares of SpinCo Common Stock in book-entry form.

Section 2.13.    Amendments to the Step Plan. The Company shall be permitted to make, from time to time, such amendments to the then-current Step Plan (and conforming amendments to Annex A-13 and Schedule 2.01(a)) as the Company deems, in its sole discretion, to be necessary or desirable; provided, however, that the Company shall not make any such amendment (a) that is inconsistent with the Agreed Allocation or the Transfer of the Direct Sale Assets and Direct Sale Liabilities otherwise contemplated by this Article 2 or (b) that gives rise to any material third party consent that is not contemplated by the SpinCo Disclosure Schedules (as defined in the Merger Agreement); and provided, further, that the Company shall notify Parent in writing prior to making any such amendment to the then-current Step Plan and shall consult with Parent in connection therewith in good faith. Without limiting or modifying in any respect the rights of the Company set forth in the immediately preceding sentence, the Company shall consider in good faith (x) any timely comments from Parent as to such an amendment and (y) any proposed amendments to the then-current Step Plan reasonably requested in writing by Parent (with the decision whether to implement such comments or amendment being made by the Company in its sole discretion).

Section 2.14.    FIRPTA. Prior to the Direct Sale and the payment of the Direct Sale Purchase Price, for each member of the Company Group that is both (a) a “transferor” (within the meaning of Treasury Regulations Section 1.1445-1(g)(3)) and (b) not a “foreign person” (within the meaning of Section 1445 of the Code), the Company shall provide Parent with a certification of non-foreign person status prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2) that is reasonably acceptable to Parent. No “foreign person” (within the meaning of Section 1445 of the Code) shall transfer a “United States real property interest” (within the meaning of 897(c)(1) of the Code) in the Direct Sale.

ARTICLE 3

THE DISTRIBUTION

Section 3.01.    Form of Distribution. (a) The Company shall elect, in its sole discretion, to effect the Distribution in the form of either (i) the One-Step Spin-Off or (ii) the Exchange Offer, including any Clean-Up Spin-Off. In the event the Company elects to effect a One-Step Spin-Off, as promptly as practicable following the Record Date, the Company shall provide to Parent and SpinCo a list of Record Holders entitled to receive SpinCo Common Stock in connection with such Distribution.

(b)    If the Company elects to effect the Distribution in the form of the One-Step Spin-Off, the Board (or a committee of the Board acting pursuant to delegated authority), in accordance with all Applicable Laws and the rules and regulations of NYSE, shall set the Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with the Distribution, and shall declare, pay and otherwise effectuate the Distribution, in accordance with all Applicable Laws and the rules and regulations of NYSE. In connection with the One-Step Spin-Off, no less than the Distribution Share Minimum (or more than the Distribution Share Maximum) of the shares of SpinCo Common Stock will be distributed to Record Holders in the manner determined by the Company and in accordance with Section 3.02.

(c)    If the Company elects to effect the Distribution in the form of the Exchange Offer, subject to the terms and conditions of the Merger Agreement, the Company shall determine (and, subject to the 35 Business Day limit set forth below, may amend) the terms and conditions of the Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Company Common Stock (which number of shares of SpinCo Common Stock shall be at least equal to the Distribution Share Minimum and no more than the Distribution Share Maximum), the period during which the Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the Exchange Offer, which terms and conditions shall comply with all Applicable Laws and the rules and regulations of NYSE; provided, however, that except to the extent required by Applicable Law, the period of the Exchange Offer (including any extension thereof) may not be more than 35 Business Days following satisfaction of the conditions to Closing set forth in Sections 9.01 and 9.03 of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date (as defined in the Merger Agreement); provided that such conditions are capable of being satisfied at such date); provided that, for the avoidance of doubt, the Company may extend the period of the Exchange Offer following the satisfaction of such conditions and the conditions set forth in Section 3.03 so long as the offer period set forth in such extension will not expire after the expiration of the 35 Business Day limit set forth in this sentence. In the event the Company’s stockholders subscribe for less than the Distribution Share Minimum of shares of SpinCo Common Stock in the Exchange Offer, the Company shall (and in the event that the Company’s stockholders subscribe for more than the Distribution Share Minimum but less than the Distribution Share Maximum, the Company may) consummate the Clean-Up Spin-Off on the Distribution Date immediately following consummation of the Exchange Offer, and the Record Date for the Clean-Up Spin-Off shall be set as of such date in the same manner as provided in Section 3.01(b). The terms and conditions of any Clean-Up Spin-Off shall be as determined by the Company (provided that the aggregate number of shares of SpinCo Common Stock subscribed for in the Exchange Offer and distributed to the Company’s stockholders in the Clean-Up Spin-Off shall not be less than the Distribution Share Minimum or more than the Distribution Share Maximum) and shall comply with all Applicable Laws and the rules and regulations of NYSE.

Section 3.02.    Manner of Effecting Distribution. (a) If the Distribution is effected by means of the One-Step Spin-Off, subject to the terms and conditions established pursuant to Section 3.01(b), each Record Holder shall be entitled to receive a number of shares of SpinCo Common Stock equal to the number of shares of SpinCo Common Stock to be distributed in the One-Step Spin-Off, multiplied by a fraction, the numerator of which is the number of shares of Company Common Stock held by the Record Holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date (excluding treasury shares held by the Company).

(b)    If the Distribution is effected by means of the Exchange Offer, subject to the terms and conditions established pursuant to Section 3.01(c), each Company stockholder may elect in the Exchange Offer to exchange a number of shares of Company Common Stock held by such Company stockholder for shares of SpinCo Common Stock at such exchange ratio and subject to such other terms and conditions as may be determined by the Company and set forth in the SpinCo Registration Statement. The terms and conditions of any Clean-Up Spin-Off shall be as determined by the Company, subject to the provisions of Section 3.02(a), mutatis mutandis, and in compliance with all Applicable Laws and the rules and regulations of the NYSE.

(c)    No party, nor any of its Affiliates, shall be liable to any Person in respect of any shares of SpinCo Common Stock, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar Applicable Law.

Section 3.03.    Conditions to Distribution. The obligations of the Company, Parent and Direct Sale Purchaser to consummate the Direct Sale and the obligations of the Company to commence and consummate the Distribution is subject to the prior or simultaneous satisfaction or, to the extent permitted by Applicable Law, waiver of each of the conditions to the obligation of the parties to the Merger Agreement to consummate the Merger and effect the other transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Direct Sale or the Distribution; provided that such conditions are capable of being satisfied at such date); provided that such conditions shall be required to remain satisfied (or capable of being so satisfied, as applicable) from the commencement of the One-Step Spin-Off or Exchange Offer, as the case may be, through the consummation of the One-Step Spin-Off or Exchange Offer (including any Clean-Up Spin-Off), respectively. Notwithstanding anything in this Agreement to the contrary, the parties agree that the Distribution Effective Time shall occur on the same date as the Closing, as determined in accordance with the applicable terms and conditions of the Merger Agreement.

Section 3.04.    Additional Matters in Connection with the Distribution. (a) The Company, SpinCo and the Exchange Agent appointed in connection with the Distribution, as applicable, shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and deducted in connection with such payments under Applicable Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b)    Upon consummation of the One-Step Spin-Off or the Exchange Offer, the Company shall deliver to the Exchange Agent book-entry shares representing the SpinCo Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Company stockholders that are entitled to such shares. Upon a Clean-Up Spin-Off, if any, the Company shall deliver to the Exchange Agent additional book-entry shares representing the SpinCo Common Stock being distributed in the Clean-Up Spin-Off for the account of the Company stockholders that are entitled to receive shares of

Company Common Stock in such Clean-Up Spin-Off. The Exchange Agent shall hold such book-entry shares for the account of the Company stockholders pending the Merger, as provided in the Merger Agreement. From immediately after the Distribution Effective Time and to the Merger Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. the Company shall give written notice of the Distribution Effective Time to the Exchange Agent with written authorization to proceed as set forth in Section 3.02.

ARTICLE 4

CERTAIN COVENANTS

Section 4.01.    Further Assurances. Subject to the terms and conditions of this Agreement and the Merger Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing or causing to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby as soon as practicable after the date hereof and as may be otherwise required to consummate and make effective the transactions contemplated by this Agreement.

Section 4.02.    Company Names and Marks. (a) With respect to the licensing of the Company Names and Marks, the parties shall enter into the Trademark License Agreement. Except as otherwise provided in this Section 4.02 or the Trademark License Agreement, SpinCo and its Affiliates shall cease and discontinue all uses of the Company Names and Marks immediately upon the Distribution Effective Time. SpinCo, for itself and its Affiliates, agrees that the rights of the members of the Tiger Group and their respective Affiliates to the Company Names and Marks pursuant to the terms of any trademark agreements or otherwise between the Company or any of its Affiliates, on the one hand, and the members of the Tiger Group or their respective Affiliates, on the other, shall terminate on the Distribution Date and be replaced by such rights as are provided under this Section 4.02 and by the Trademark License Agreement.

(b)    SpinCo and its Affiliates shall (i) except as permitted under this Section 4.02 and the Trademark License Agreement, (A) immediately upon the Distribution Date cease all use of any of the Company Names and Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature and (B) complete the removal of the Company Names and Marks from all product, services and technical information promotional brochures prior to expiration of the Trademark License Agreement and (ii) with respect to Assets or SpinCo Assets bearing any Company Names and Marks, use their commercially reasonable efforts to relabel such Assets or SpinCo Assets or remove such Company Names and Marks from such Assets or SpinCo Assets as promptly as practicable, and in any event prior to the expiration of the Trademark License Agreement.

(c)    SpinCo, for itself and its Affiliates, agrees that, after the Distribution Date, SpinCo and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as the Company or any of its Affiliates, (ii) with respect to Assets or other assets managed, operated or leased after the Distribution Date, will represent in writing to the owners or lessors of such Assets or other assets that such Assets or other assets are those of SpinCo and its Affiliates and not those of the Company and its Affiliates and (iii) except to the extent otherwise provided in the Trademark License Agreement, will cooperate with the Company and its Affiliates in terminating any Contracts pursuant to which the members of the Company Group or the members of the Tiger Group license any Company Names and Marks to customers in connection with the Tiger Business. SpinCo and its Affiliates shall take all necessary action to ensure that other users of any Company Names and Marks, whose rights terminate upon the Distribution Effective Time pursuant to this Section 4.02, shall cease use of the Company Names and Marks, except as expressly authorized thereafter by the Company.

(d)    Except as contemplated by the Trademark License Agreement, promptly after the Distribution Date, but in any event no later than 10 Business Days after the Distribution Date, SpinCo and its Affiliates shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt new corporate names, registered names, and registered fictitious names of the members of the Tiger Group and their respective Affiliates that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, the Company Names and Marks (“New Corporate Names”). Upon receipt of confirmation from the appropriate registry that such name changes have been effected, SpinCo shall provide the Company with written proof that such name changes have been effected. SpinCo and its Affiliates shall use best efforts to adopt New Corporate Names as soon as possible after the Distribution Effective Time.

(e)    SpinCo, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 4.02 or in the Trademark License Agreement, neither SpinCo nor any of its Affiliates shall have any rights in any of the Company Names and Marks and neither SpinCo nor any of its Affiliates shall contest the ownership or validity of any rights of the Company or any of its Affiliates in or to any of the Company Names and Marks.

Section 4.03.    Further Action Regarding Intellectual Property Rights. (a) If, after the Distribution Date, the Company or SpinCo identifies any item of (i) Tiger Intellectual Property, (ii) Tiger Software, (iii) Tiger Data/Technology, (iv) Registrable IP owned by the Company or any of its Subsidiaries that was not set forth on Annex A-7 or Annex B-10 but for which the Tiger Business is responsible as reflected in the Company’s Intellectual Property Rights docketing systems (it being understood that the Company and SpinCo shall discuss in good faith any identified misallocation of designations of responsibility within such docketing systems) (“Unscheduled Registrable IP”), or (v) Intellectual Property Rights (other than Registrable IP and the Company Names and Marks), Data or Technology owned by the Company or any of its Subsidiaries that is not Used exclusively in the Tiger Business or set forth on Annex B-10 but for which the Tiger Business is responsible as reflected in the Company’s Intellectual Property Rights docketing systems (it being understood that the Company and SpinCo shall discuss in good faith any identified misallocation of designations of responsibility within such docketing systems) (“Tiger Docketed IP/Data/Technology”), in each case, that inadvertently was not previously transferred or set forth on the applicable Annex, as applicable, by any member of the Company Group or any of its Affiliates to SpinCo, then, to the extent that the Company has the right to do so and without paying additional consideration (other than a nominal fee (e.g., $1)) to a Third Party, the Company shall (or shall cause a member of the Company Group or its Affiliates to) Transfer such Tiger Intellectual Property, Tiger Software, Tiger Data/Technology, Unscheduled Registrable IP or Tiger Docketed IP/Data/Technology to SpinCo pursuant to the terms hereof for no additional consideration; provided that if such Transfer requires payment of additional consideration, then SpinCo may elect to have such license so Transferred at its own expense. Until such time that a member of the Company Group or any of its Affiliates Transfers such Tiger Intellectual Property, Tiger Software, Tiger Data/Technology, Unscheduled Registrable IP or Tiger Docketed IP/Data/Technology to SpinCo, such member of the Company Group, on behalf of itself and its Affiliates, hereby grants to SpinCo and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such Tiger Intellectual Property, Tiger Software, Tiger Data/Technology, Unscheduled Registrable IP, or Tiger Docketed IP/Data/Technology Controlled (as such term is defined in the IP Cross License Agreement) by the applicable member of the Company Group and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case under (i) and (ii), effective as of the Distribution Date.

(b)    If, after the Distribution Date, the Company or SpinCo identifies any item of Company Intellectual Property, Company Software or Company Data/Technology (other than Unscheduled Registrable IP and Tiger Docketed IP/Data/Technology) that was (i) Transferred by a member of the Company Group or any of its Affiliates or (ii) owned by any member of the Tiger Group prior to the Distribution Date and that was not Transferred to the Company or an Affiliate of the Company prior to the Distribution Date, SpinCo shall, or shall cause the applicable member of the Tiger Group to, promptly Transfer such Company Intellectual Property, Company Software or Company Data/Technology to the Company or its designated Affiliate pursuant to the terms hereof for no additional consideration. Until such time that SpinCo or any of its Affiliates Transfers such Company Intellectual Property, Company Software or Company Data/Technology to the Company or its designated Affiliate, SpinCo, on behalf of itself and its Affiliates, hereby grants to the Company and its Affiliates (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such Company Intellectual Property, Company Software or Company Data/Technology Controlled (as such term is defined in the IP Cross License Agreement) by the applicable member of the Tiger Group and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case under (i) and (ii), effective as of the Distribution Date.

Section 4.04.    Third Party Licenses. To the extent that any Intellectual Property Rights, Software, Technology or Data included in SpinCo Assets or Direct Sale Assets is licensed or sublicensed from a Third Party under a Contract (other than a Contract set forth in clause (iii) of the definition of SpinCo Assets), such Intellectual Property Rights, Software, Technology or Data is subject to all of the terms and conditions of the Contract between the member of the Company Group and such Third Party pursuant to which such Intellectual Property Rights, Software, Technology or Data has been licensed or sublicensed to such member of the Company Group, including limitations to the field or scope of use.

Section 4.05.    Third Party Consents. Prior to the Distribution Effective Time, each party agrees to cooperate to obtain any Consents (together with novations) from any Third Party (other than a Governmental Authority) that may be required in connection with the transactions contemplated hereby, including taking the actions set forth on Schedule 4.05. Notwithstanding anything in this Agreement to the contrary, except as otherwise set forth on Schedule 4.05, neither the Company nor Parent nor any of their respective Affiliates shall be required to compensate any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Tiger Liability) to any Third Party to obtain any such Consent.

Section 4.06.    Factored Customer Receivables. The Company shall cause the Tiger Business not to have any accounts receivable of the Tiger Business as of the Distribution Effective Time sold or otherwise transferred or divested by the Tiger Business to any Person, or otherwise subject to any factoring arrangement, as of the Distribution Effective Time, other than Factored Customer Receivables.

Section 4.07.    Interim Period Agreements. Each of the parties hereto agrees to (a) negotiate in good faith to finalize (i) a definitive agreement with respect to certain co-location arrangements on the terms set forth in Exhibit H (the terms set forth on Exhibit H, the “Co-Location Term Sheet” and, such definitive agreement, the “Definitive Co-Location Agreement”) and (ii) a digital services agreement on the terms set forth in Exhibit I (the terms set forth on Exhibit I, the “Digital Term Sheet” and, such definitive agreement, the “Definitive Digital Agreement”) and (b) prior to the Distribution Effective Time, cause the applicable parties to enter into the Definitive Co-Location Agreement and the Definitive Digital Agreement. Following the time at which each of the Definitive Co-Location Agreement and Definitive Digital Agreement is entered into, such definitive agreement shall be deemed a Surviving Intercompany Agreement for all purposes hereunder; provided that, notwithstanding anything to the contrary set forth herein or in the Co-Location Term Sheet or Digital Term Sheet (including for clarity any references therein to their non-binding nature), as applicable, in the event that the Definitive Co-Location Agreement or Definitive Digital Agreement is not entered into prior to the Distribution Effective Time, the terms set forth in the Co-Location Term Sheet or Digital Term Sheet, as applicable, shall be binding on the parties hereto and thereto after the Distribution Effective Time (and shall be deemed to be a Surviving Intercompany Agreement for all purposes hereunder), unless and until the Definitive Co-Location Agreement or Definitive Digital Agreement, as applicable, has been executed and delivered in accordance with the terms of this Agreement.

ARTICLE 5

INDEMNIFICATION

Section 5.01.    Release of Pre-Distribution Claims. (a) Except as provided in Section 5.01(b), effective as of the Distribution Effective Time:

(i)    The Company, for itself and each member of the Company Group and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge SpinCo and the other members of the Tiger Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Effective Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Tiger Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Tiger Released Persons”) from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this regard, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Tiger Released Persons from the Liabilities described in the first sentence of this Section 5.01(a)(i).

(ii)    SpinCo, for itself and each member of the Tiger Group and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of Parent or any member of the Tiger Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Effective Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”) from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the Tiger Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this regard, each of Parent and SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and SpinCo nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 5.01(a)(ii).

(b)    Nothing contained in Section 5.01(a) shall limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, any Surviving Intercompany Agreement or Surviving Intercompany Account, in each case in accordance with its terms.

(c)    Following the Distribution Effective Time, the Company shall not, and shall cause each other member of the Company Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Parent, SpinCo or any of their respective Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(a)(i). Following the Distribution Effective Time, Parent shall not, and shall cause its Affiliates, SpinCo and each other member of the Tiger Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against the Company or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(a)(ii).

Section 5.02.    Indemnification by the Company. Without limiting the indemnity provisions of any Ancillary Agreements, from and after the Distribution Effective Time, the Company shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SpinCo Indemnitees from and against, and shall reimburse such SpinCo Indemnitees with respect to, any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) any Excluded Liabilities, including the failure of any member of the Company Group to assume any Excluded Liabilities or (b) any breach by the Company or any other member of the Company Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Distribution Effective Time (each, a “SpinCo Claim”).

Section 5.03.    Indemnification by Parent. Without limiting the indemnity provisions of any Ancillary Agreements, from and after the Distribution Effective Time, Parent shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Company Indemnitees from and against, and shall reimburse such Company Indemnitees with respect to, any and all Indemnifiable Losses of the Company Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) any SpinCo Liabilities, including the failure of any member of the SpinCo Group to assume any SpinCo Liabilities, (b) any Direct Sale Liabilities, including the failure of Direct Sale Purchaser to assume any Direct Sale Liabilities, or (c) any breach by SpinCo, any other member of the Tiger Group, Parent or Direct Sale Purchaser of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Distribution Effective Time (each, a “Company Claim”).

Section 5.04.    Procedures for Indemnification. (a) Direct Claims. Other than with respect to Third-Party Claims, which shall be governed by Section 5.04(b):

(i)    if a SpinCo Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any SpinCo Claim, the SpinCo Indemnitee shall so notify the Company as promptly as reasonably possible after becoming aware of the existence of such SpinCo Claim; and

(ii)    if a Company Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Company Claim, the Company Indemnitee shall so notify Parent as promptly as reasonably possible after becoming aware of the existence of such Company Claim (any such claim made pursuant to Section 5.04(a)(i) or this Section 5.04(a)(ii), a “Direct Claim”).

Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim and, to the extent practicable, the method of computation thereof; provided, however, that the failure to provide (or delay in providing) such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay.

(b)    Third-Party Claims. If an Indemnitee receives notice or otherwise learns of the assertion by any Third Party of any claim or demand or of the commencement by any Third Party of any Action as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), the Company (on behalf of the Company Indemnitees) or Parent (on behalf of the SpinCo Indemnitees), as applicable (such claimant, the “Claiming Party”), shall promptly notify the Indemnifying Party of the Third-Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(c)    Subject to the provisions of this Section 5.04(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within 30 days after receipt of notice from the Claiming Party pursuant to Section 5.04(b), to assume and conduct the defense (including settlement) of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the other party. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 5.04(c), the Indemnitee may defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 5.04(c), the Indemnifying Party shall not be liable for any legal expenses incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (A) after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third-Party Claim by the Indemnifying Party, (B) the Third-Party Claim seeks an injunction or equitable relief against the Indemnitee or any of its Affiliates, (C) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (D) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, then, in each case, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for the reasonable costs or expenses incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other party is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third-Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim or (ii) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or for monetary relief with respect to which the Indemnitee and its Affiliates are not entitled to indemnification under this Agreement. The Indemnitee shall not consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and Representatives all relevant information available to them that are necessary or appropriate for the defense of any Third-Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third-Party Claim. If a party asserts its right to participate in the defense of any Third-Party Claim, the party controlling the defense and investigation of such Third-Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third-Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Authority or proposals to the Third Party claimant in connection therewith).

(e)    The provisions of this Section 5.04 (other than this Section 5.04(e)) and Section 5.07 (other than Section 5.07(f)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(f)    Each party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article 5. If an Indemnifying Party makes any payment for any Indemnifiable Losses pursuant to the provisions of this Article 5, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Indemnifiable Losses and with respect to the matter giving rise to such Indemnifiable Losses.

Section 5.05.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) Any recovery by any party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article 5 shall be calculated (i) net of Insurance Proceeds actually received by such party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article 5 to any Indemnitee pursuant to this Article 5 shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss, in each case net of the costs of collection thereof and any increase in premium attributable thereto. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    The parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Transaction Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Transaction Agreement. Notwithstanding the foregoing, an Indemnifying Party may not delay making any Indemnity Payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Transaction Agreement.

(c)    Any recovery by any party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article 5 shall be calculated net of any Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss (determined on a “with and without” basis and by treating the loss or deduction (or a carryforward thereof) attributable to such Indemnifiable Loss as the last item taken into account in determining the applicable Indemnitee’s Tax liability).

Section 5.06.    Contribution. If the indemnification provided for in this Article 5 is unavailable for any reason to an Indemnitee (other than, and to the extent resulting from, failure to provide notice with respect to any Third-Party Claims in accordance with Section 5.04(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.06, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Parent, Direct Sale Purchaser, SpinCo and each other member of the Tiger Group, on the one hand, and the Company and each other member of the Company Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 5.06: (a) any fault associated with the conduct of the Company Business prior to the Distribution Effective Time shall be deemed to be allocated to the Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the Tiger Group; and (b) any fault associated with the conduct of the Tiger Business prior to the Distribution Effective Time shall be deemed to be the fault of SpinCo and the other members of the Tiger Group, and no such fault shall be deemed to be the fault of the Company or any other member of the Company Group.

Section 5.07.    Additional Matters; Survival of Indemnities. (a) The agreements contained in this Article 5 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to payment hereunder. The agreements contained in this Article 5 shall survive the Distribution.

(b)    The rights and obligations of each party and their respective Indemnitees under this Article 5 shall survive (i) the sale or other Transfer by any party or its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its Subsidiaries.

(c)    The parties intend and hereby agree that this Article 5 sets forth the exclusive remedy of the parties and the parties to the Conveyance and Assumption Instruments, as applicable, following the Distribution Effective Time for any Liabilities arising out of any breach of the covenants contained in this Agreement (including with respect to Indemnifiable Losses arising out of, resulting from or related to Excluded Liabilities, Direct Sale Liabilities or SpinCo Liabilities, as the case may be) or any Conveyance and Assumption Instrument, except that nothing contained in this Section 5.07(c) shall impair any right of any Person (i) to specific performance under this Agreement or (ii) to equitable relief as provided in Section 7.14 or in any other Transaction Agreement. In furtherance of the foregoing, each party waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against the other party in connection herewith or any Conveyance and Assumption Instrument or arising under or based upon any Applicable Law other than the right to seek indemnity pursuant to this Article 5 and the right to seek the relief described in clauses (i) or (ii) of the preceding sentence. Each party shall cause its Representatives to comply with this Section 5.07(c).

(d)    Any amounts payable pursuant to this Article 5 shall be paid without duplication, and in no event shall any party be indemnified or receive contribution under different provisions of any Transaction Agreement for the same Liabilities. In furtherance of the foregoing, the Company shall not be required to indemnify any SpinCo Indemnitee for any Liability pursuant to Section 5.02 if and to the extent such Liability was taken into account in the calculation of Final SpinCo Closing Indebtedness or Final Direct Sale Closing Indebtedness.

(e)    From and after the Distribution Effective Time, with respect to any Action where the Company or SpinCo (or any member of such other party’s Group) is a defendant, when and if requested by such party, the other party shall use commercially reasonable efforts to petition the applicable court or tribunal to remove the requesting party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other party (or any member of such other party’s Group) has been allocated pursuant to Article 2, and the other party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

(f)    The parties shall report for all Tax purposes any amounts payable pursuant to this Article 5 in accordance with Section 15(b) of the Tax Matters Agreement.

(g)    No party shall have any right to set off any losses (including Indemnifiable Losses) under this Article 5 against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties, including the Merger Agreement or any of the Ancillary Agreements.

(h)    Notwithstanding anything herein to the contrary, nothing in this Article 5 is intended to provide any rights of indemnification in respect of any other Transaction Agreement.

ARTICLE 6

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 6.01.    Access Generally. (a) Other than for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Evaluation Material, from and after the Distribution Effective Time and until the later of (i) the sixth anniversary of the Distribution Effective Time and (ii) the expiration of the relevant statute of limitations period, if applicable, and subject to compliance with the terms of the Transaction Agreements, upon the prior written reasonable request by the Company or SpinCo, the applicable party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, reasonable access or, to the extent such information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable party (or its Affiliates), but only to the extent such requested information is not already in the possession or control of the requesting party or any of its Affiliates and is necessary for a reasonable business purpose. Each of the Company and SpinCo shall make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Article 6.

(b)    Each of the Company and SpinCo shall inform their respective Representatives who have or have access to the other party’s Evaluation Material or other information provided pursuant to this Article 6 of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(c)    Nothing in this Article 6 shall require any party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a party would be required under this Section 6.01 to disclose any such information, such party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

Section 6.02.    Financial Statements and Accounting. Without limitation of Section 6.01, from the Distribution Effective Time, each of the Company and SpinCo agrees to provide reasonable assistance and, subject to Section 6.06, reasonable access to its properties, books and records, other information and personnel, and to use its commercially reasonable efforts to cooperate with the other party’s requests, in each case to enable (a) such other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (b) such other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other party, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, and (c) such other party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from, or investigation by, the SEC; provided, that in connection with this clause (c), each party shall provide reasonable access on the terms set forth in this Section 6.02 until the matter relating to such comment letter or investigation is resolved.

Section 6.03.    Witness Services. At all times from and after the Distribution Effective Time, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (b) there is no conflict in the Action between the requesting party and the other party. A party providing a witness to the other party under this Section 6.03 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under Applicable Law.

Section 6.04.    Reimbursement. Except as otherwise set forth in the Merger Agreement or any Ancillary Agreement, the party requesting information or services pursuant to this Article 6 agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, actually incurred in connection with delivering such information or services, to the extent that such costs are incurred for the benefit of the requesting party.

Section 6.05.    Retention of Books and Records. (a) The Company and its Affiliates shall have the right to retain copies of all books and records of the Tiger Business relating to periods ending on or before the Distribution Date; provided, that such copies shall be deemed Evaluation Material and shall be subject to the provisions of Section 6.06. SpinCo agrees that it shall preserve and keep all original books and records in respect of the Tiger Business in the possession or control of SpinCo or its Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Distribution Date.

(b)    During such six-year or statute of limitations period, as applicable, (i) Representatives of the Company and its Affiliates shall, upon reasonable written notice and for any reasonable business purpose, have reasonable access during normal business hours to examine, inspect and copy such books and records and (ii) SpinCo shall provide to the Company and its Affiliates reasonable access to such original books and records of the members of the Tiger Group and the Tiger Business as the Company or its Affiliates shall reasonably request in connection with any Action to which the Company or any of its Affiliates are parties or in connection with the requirements of any Applicable Law. The Company or its Affiliates, as applicable, shall return such original books and records to SpinCo or its Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.

(c)    After such six-year or statute of limitations period, as applicable, before SpinCo or any of its Affiliates shall dispose of any of such books and records, SpinCo shall give at least 90 days’ prior written notice of such intention to dispose of any such books and records to the Company, and the Company and its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect upon reasonable written notice to SpinCo.

(d)    Notwithstanding anything to the contrary in this Section 6.05, the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

Section 6.06.    Confidentiality. (a) From and after the Distribution Effective Time, the Company shall not, and shall cause each member of the Company Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of SpinCo, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Evaluation Material related to the Tiger Business; provided, that the foregoing restrictions shall not (i) apply to any information available to the public (other than as a result of disclosure in violation of this Section 6.06(a)) or (ii) prohibit disclosure required by Applicable Law so long as, to the extent legally permissible, the Company or such member of the Company Group provides SpinCo with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at SpinCo’s sole expense. From and after the Distribution Effective Time, the Company shall, and shall cause each member of the Company Group and its and their respective Representatives to, use such Evaluation Material related to the Tiger

Business only in connection with the purpose for which such Evaluation Material was retained by the Company or such member of the Company Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Company or such member of the Company Group).

(b)    From and after the Distribution Effective Time, SpinCo shall not, and SpinCo shall cause its Affiliates, including Parent and each other member of the Tiger Group, and its and their respective Representatives not to, directly or indirectly, without the prior written consent of the Company, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Evaluation Material related to the Company Business; provided, that the foregoing restrictions shall not (i) apply to any information available to the public (other than as a result of disclosure in violation of this Section 6.06(b)) or (ii) prohibit disclosure required by Applicable Law so long as, to the extent legally permissible, SpinCo or such member of the Tiger Group provides the Company with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at the Company’s sole expense. From and after the Distribution Effective Time, SpinCo shall, and SpinCo shall cause Parent and its Subsidiaries, including SpinCo and each other member of the Tiger Group, and its and their respective Representatives to, use such Evaluation Material related to the Company Business only in connection with the purpose for which such Evaluation Material was retained by SpinCo or such member of the Tiger Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to SpinCo or such member of the Tiger Group).

(c)    For the avoidance of doubt and notwithstanding any other provision of this Section 6.06, (i) the sharing of Privileged Information shall be governed solely by Section 6.07, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 6.07.    Privilege Matters. (a) Pre-Distribution Services. The parties recognize in certain instances legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the Tiger Group, and, to the fullest extent permitted by Applicable Law, that each of the members of the Company Group and the Tiger Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under Applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (“Privilege”). To the fullest extent permitted by Applicable Law, the Company and SpinCo shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.07(a) includes, but is not limited to, services rendered by legal counsel retained or employed by any the Company or SpinCo (or any member of such party’s respective Group), including outside counsel and in-house counsel.

(b)    Post-Distribution Services. The parties recognize that legal and other professional services will be provided following the Distribution Effective Time to each of the Company and SpinCo. The parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of the Company or SpinCo, as the case may be, while other such post-Distribution services may be rendered with respect to Actions or other matters which involve both the Company and SpinCo. To the fullest extent permitted by Applicable Law, with respect to such post-Distribution services and related Privileged Information, the parties agree as follows:

(i)    All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Company Group and the Tiger Group shall be subject to a shared Privilege among the parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii)    Except as otherwise provided in Section 6.07(b)(i), Privileged Information relating to post-Distribution services provided solely to one of the Company Group or the Tiger Group shall not be deemed shared between the parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under Applicable Law.

(c)    The parties agree as follows regarding all Privileged Information with respect to which the parties shall have a shared Privilege under Section 6.07(a) or (b):

(i)    subject to Section 6.07(c)(iii), no member of the Company Group or Tiger Group may waive, or allege or purport to waive, any Privilege which could be asserted under any Applicable Law, and in which the other (or a member of its Group) has a shared Privilege, without the written consent of the other party;

(ii)    if a dispute arises between or among the parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party and each of the Company and SpinCo, on behalf of themselves and their respective Group, specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests; and

(iii)    in the event of any litigation or dispute between the parties, or any members of their respective Groups, either the Company or SpinCo, on behalf of themselves and their respective Group, may waive a Privilege in which the other party or member of such Group has a shared Privilege, without obtaining the consent of the other party; provided, that such waiver of a shared Privilege shall to the fullest extent permitted by Applicable Law be effective only as to the use of Privileged Information with respect to the litigation or dispute between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

(d)    The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Company or SpinCo as set forth in Section 6.06 and this Section 6.07(d), to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to information being granted pursuant to Section 6.01 and Section 6.02, the agreement to provide witnesses and individuals pursuant to Section 6.03, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.04 and the transfer of Privileged Information between the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.08.    Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to this Article 6 shall be deemed to remain the property of the providing party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any party with respect to any such information, whether by implication, estoppel or otherwise.

Section 6.09.    Other Agreements. The rights and obligations granted under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Transaction Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Complete Agreement. This Agreement, the other Transaction Agreements, the Conveyance and Assumption Instruments and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 7.02.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.03.    Survival of Covenants. Except as otherwise contemplated by this Agreement or any other Transaction Agreement, all covenants of the parties contained in this Agreement and each Transaction Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.04.    Expenses. Except as otherwise provided in this Agreement or any other Transaction Agreement, each party shall be responsible for its own fees and expenses.

Section 7.05.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company, or to SpinCo prior to the Distribution Effective Time:

General Electric Company

33-41 Farnsworth Street

Boston, MA 02210

Attention:        General Counsel

Facsimile No.: +44 207302 6834

E-mail:             jim.waterbury@ge.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:        William L. Taylor

                          Lee Hochbaum

Facsimile No.: (212) 701-5800

E-mail:             william.taylor@davispolk.com

                          lee.hochbaum@davispolk.com

If to Parent, Direct Sale Purchaser, or to SpinCo after the Distribution Effective Time:

Westinghouse Air Brake Technologies Corporation

1001 Air Brake Avenue

Wilmerding, Pennsylvania

Attention:         David L. DeNinno

Facsimile No.: 412-825-1305

E-mail:             ddeninno@wabtec.com

with a copy to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:         Robert A. Profusek

                          Peter E. Izanec

Facsimile No.: (212) 755-7306

E-mail:             raprofusek@jonesday.com

                          peizanec@jonesday.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 7.06.    Amendment and Waivers. (a) Except as otherwise provided in Section 2.13 and Schedule 2.01(a), any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Company or, in the case of a waiver, by each party against which the waiver is to be effective; provided that any amendments or waivers of this Section 7.06, Section 7.11, Section 7.12, Section 7.13 or Section 7.18 (or of any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of any such Section) (collectively, the “Lender Provisions”), to the extent adversely affecting any of the Lender Related Parties, shall not be effective with respect to such affected Lender Related Parties unless such affected Lender Related Parties provide their prior written consent to such amendment or modification.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.07.    Termination. This Agreement shall terminate without further action at any time before the Distribution Effective Time upon termination of the Merger Agreement. If terminated, no party shall have any Liability of any kind to any other party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 7.08.    Assignment. This Agreement and the rights and obligations hereunder may not be assigned or delegated in whole or in part by any party by operation of law or otherwise without the express written consent of Parent, in the case of an attempted assignment or delegation by the Company, or the Company, in the case of an attempted assignment or delegation by Parent, Direct Sale Purchaser or SpinCo except that Direct Sale Purchaser may assign or delegate any of its rights or obligations pursuant to this Agreement, in whole or in part, to one or more wholly owned Subsidiaries of Parent (other than Merger Sub or any of its Subsidiaries) without the prior consent of the Company; provided that such assignment or delegation shall not relieve Direct Sale Purchaser of its obligations under this Agreement. Any attempted assignment that is not in accordance with this Section 7.08 shall be null and void.

Section 7.09.    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted assigns.

Section 7.10.    Subsidiaries. Each of the parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any Person that becomes a Subsidiary of such party as a result of the consummation of the transactions contemplated hereby, in each case to the extent such Subsidiary remains a Subsidiary of the applicable party.

Section 7.11.    Third-Party Beneficiaries. Except (a) as provided in Article 5 relating to Indemnitees and for the releases under Section 5.01 of any Person as provided therein and (b) as specifically provided in any Transaction Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Lender Related Parties are third party beneficiaries of the Lender Provisions.

Section 7.12.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Notwithstanding the foregoing, each of the parties hereto agrees all litigation, suits, proceedings, or actions (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties that may be based upon, arising out of or related to this Agreement or the transactions contemplated hereby, including any dispute relating to the Financing or the Parent Financing, shall be exclusively governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law rules of such state. The parties hereto agree that any litigation, suit, proceeding or action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such litigation, suit, proceeding or action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such litigation, suit, proceeding or action in any such court or that any such litigation, suit, proceeding or action brought in any such court has been brought in an inconvenient forum. Process in any such litigation, suit, proceeding or action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.05 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each party hereto agrees (i) that it will not bring or support any litigation, suit, proceeding, or action against any of the Lender Related Parties that may be based upon, arising out of or related to this Agreement or the transactions contemplated hereby, including any dispute relating to the Financing or the Parent Financing, in any forum other than the federal court located in the Borough of Manhattan within the City of New York or, if the federal courts shall not have subject matter jurisdiction, in the New York state court located in the Borough of Manhattan within the City of New York, (ii) to submit and hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, with regard to any such litigation, suit, proceeding, or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby, including any dispute relating to the Financing or the Parent Financing, and (iii) to waive and hereby waives, to the fullest extent permitted by Applicable Law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such litigation, suit, proceeding, or action in any such court.

Section 7.13.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING AGAINST ANY LENDER RELATED PARTY OR IN RESPECT OF THE FINANCING OR THE PARENT FINANCING).

Section 7.14.    Specific Performance. The parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 7.15.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.16.    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Company, SpinCo and Direct Sale Purchaser and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à -vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of the Company or SpinCo.

Section 7.17.    Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement, employee and employee benefit matters shall be exclusively governed by the Employee Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement or the Employee Matters Agreement and this Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall control. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

Section 7.18.    No Recourse to Lender Related Parties. Without limiting the rights of Parent under the Parent Commitment Letter or under any definitive agreements with respect to any Financing or any Parent Financing, notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement or any Ancillary Agreement, each party hereto irrevocably agrees that none of the Lender Related Parties shall have any liability or obligation to the Company or SpinCo, or any of their respective Affiliates or any of their or their Affiliates’ respective former, current or future stockholders, managers, members, controlling persons, general or limited partners, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, relating to this Agreement, the Merger Agreement or any Ancillary Agreement, or the negotiation, execution or performance of this Agreement, the Merger Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including any dispute relating to the Financing or the Parent Financing, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Aris Kekedjian
	Name:	Aris Kekedjian
	Title:	Vice President

TRANSPORTATION SYSTEMS HOLDINGS INC.

By:	/s/ William John Godsman
	Name:	William John Godsman
	Title:	Vice President

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Albert J. Neupaver
	Name:	Albert J. Neupaver
	Title:	Executive Chairman

WABTEC US RAIL, INC.

By:	/s/ Scott E. Wahlstrom
	Name:	Scott E. Wahlstrom
	Title:	Vice President

[Signature Page to Separation, Distribution and Sale Agreement]